Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 7, 2024

among

AS RENEWABLE TECHNOLOGIES HOLDINGS LLC,

as the Borrower,

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS PARTY HERETO,

as Lenders,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and, solely for purposes of Section 9.26 as Existing CS Energy Agent

i

SCHEDULES:

Schedule 1.01(a)	-	Commitment Schedule
Schedule 1.01(b)	-	Dutch Auction
Schedule 1.01(c)	-	Mortgages
Schedule 3.05	-	Fee Owned Real Estate Assets
Schedule 3.13	-	Subsidiaries
Schedule 5.15	-	Post-Closing Obligations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.06	-	Existing Investments
Schedule 9.01(a)	-	Administrative Agent’s Office
Schedule 9.01(b)	-	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	-	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Intellectual Property Security Agreement
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Intercompany Note
Exhibit F-1	-	Form of First Lien Intercreditor Agreement
Exhibit F-2	-	Form of Junior Intercreditor Agreement
Exhibit G	-	Form of Interest Election Request
Exhibit H	-	Form of Perfection Certificate
Exhibit I	-	Form of Promissory Note
Exhibit J-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	-	Form of Solvency Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 7, 2024 (as may be further amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), by and among AS Renewable Technologies Holdings LLC (f/k/a ASP SOLV Intermediate Holdings LLC), a Delaware limited liability company (the “Borrower”), the Lenders from time to time party hereto and Wilmington Trust, National Association (or any of its designated branch offices or Affiliates) (“WTNA”), in its capacity as administrative agent for the Secured Parties (in such capacity and together with its successors and assigns, the “Administrative Agent”), and, solely for purposes of Section 9.26 herein, WTNA, as Existing CS Energy Agent (as defined herein).

RECITALS

A. WHEREAS, pursuant to that certain Credit Agreement, dated as of December 23, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time up to, but not including, the Restatement Date (as defined below), the “Original Credit Agreement”), by and among the Borrower, the lenders party thereto and the Administrative Agent, the lenders party thereto extended credit facilities to the Borrower in the form of “Initial Term Loans” (as defined in the Original Credit Agreement, the “Existing SOLV Loans”);

B. WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of May 3, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time up to, but not including, the Restatement Date, the “Existing CS Energy Credit Agreement”), by and among ASP Endeavor Acquisition LLC, a Delaware limited liability company (the “CS Energy Borrower”), the lenders party thereto and WTNA, in its capacity as administrative agent (in such capacity, the “Existing CS Energy Agent”), the lenders party thereto extended credit facilities to the CS Energy Borrower in the form of “Initial Term Loans” (as defined in the Existing CS Energy Credit Agreement, the “Existing CS Energy Loans”);

C. WHEREAS, on the Restatement Date, prior to or contemporaneously with the funding of Initial Term Loans as contemplated in Section 2.07, (a) pursuant to that certain Contribution Agreement, dated on or about the date hereof, by and between the Borrower and CS Energy Borrower, the CS Energy Borrower shall contribute, assign and transfer all of the outstanding equity interests of White Spruce Holdings LLC, a Delaware limited liability company (“White Spruce”) to the Borrower in exchange for two percent (2%) equity interests of the Borrower, (b) the Borrower and certain of its Subsidiaries will each make successive contributions of such equity interests of White Spruce to its direct Subsidiary pursuant to that certain Omnibus Contribution Agreement, dated on or about the date hereof, by and among the Borrower, AS Renewable Technologies Intermediate LLC (f/k/a ASP SOLV Parent LLC), a Delaware limited liability company (“Intermediate Holdings”), AS Renewable Technologies Intermediate II LLC (f/k/a ASP SOLV Energy Holdings, LLC), a Delaware limited liability company (“SOLV Holdings”) and AS Renewable Technologies Acquisition LLC (f/k/a ASP SOLV Acquisition LLC), a Delaware limited liability company (the “OpCo”), such that after giving effect to the contributions contemplated in this clause (b), the OpCo, shall own all of the outstanding equity interests of White Spruce and accordingly become the parent company of White Spruce and each of the Subsidiaries of White Spruce and (c) the CS Energy Borrower shall merge with and into the Borrower pursuant that certain Agreement and Plan of Merger, dated on or about the date hereof, by and among the Borrower and CS Energy Borrower, with the Borrower being the surviving entity of such merger (such merger, the “Restatement Date Merger” and together with the transactions contemplated in preceding clauses (a) and (b), collectively the “Restatement Date Combination”);

D. WHEREAS, in connection with the consummation of the Restatement Date Combination, the Borrower (as successor to the CS Energy Borrower upon the consummation of the Restatement Date Merger) intends to (a) repay in full (including by way of exchange for, and conversion into, Initial Term Loans under this Agreement pursuant to the terms hereof) the outstanding Existing CS Energy Obligations (as defined below) (other than contingent obligations not then due and payable and that by their terms survive the termination of the Existing CS Energy Credit Agreement, which shall be assumed by the Borrower as a result of the Restatement Date Merger), (b) terminate all commitments (if any) to extend credit under the Existing CS Energy Credit Agreement, and (c) effect the termination and/or release of any security interests and guarantees in connection with the Existing CS Energy Credit Agreement (the transactions contemplated in preceding clauses (a), (b) and (c), collectively, the “CS Energy Refinancing” and together with (i) the Restatement Date Combination and (ii) the execution, delivery and performance by the Borrower of the Loan Documents and the incurrence by the Borrower of Initial Term Loans hereunder on the Restatement Date and the payment (including deemed payment via exchange and conversion, if applicable hereunder) of Transaction Costs, collectively, the “Restatement Date Transactions”);

F. WHEREAS, in connection with the transactions contemplated above, the Borrower, the Lenders and the Administrative Agent desire, subject to the terms and conditions set forth herein, to amend and restate the Original Credit Agreement in its entirety as set forth herein in order to (a) effect the Restatement Date Transactions, and (b) make certain other amendments as set forth herein, in each case, on the Restatement Date; and

G. WHEREAS, it is the intent of the parties hereto that (a) this Agreement (i) shall not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and (ii) shall amend and restate in its entirety the Original Credit Agreement and re-evidence the Existing SOLV Obligations and (b) the Borrower shall assume all Existing CS Energy Obligations outstanding immediately prior to the Restatement Date by means of the payment effected via exchange and conversion contemplated in Section 2.07 (in the case of Exchanged CS Energy Obligations) and as result of the consummation of the Restatement Date Merger (in the case of all other Existing CS Energy Obligations).

In consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Debtor-In-Possession Financing” means any debtor-in-possession or similar financing (a) incurred by the Borrower or any of its Subsidiaries following a voluntary petition by the Borrower or any of its Subsidiaries under or in connection with any Debtor Relief Law and (b) approved pursuant to an order of an applicable court under any Debtor Relief Law.

“Acceptable Intercreditor Agreement” means:

(a) with respect to any First Lien Debt, a First Lien Intercreditor Agreement;

(b) with respect to any Junior Lien Debt, a Junior Intercreditor Agreement; and/or

(c) with respect to any Junior Indebtedness, (i) a customary intercreditor agreement, the terms of which shall be determined by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) in good faith, governing arrangements for the subordination of claims and/or arrangements relating to the distribution of payments, as applicable, in light of the type of indebtedness subject thereto and/or (ii) any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are reasonably acceptable to the Borrower and the Administrative Agent (acting at the direction of the Required Lenders).

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Section 8.10.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” means any Additional Term Lender.

“Additional Loans” means any Additional Term Loans.

“Additional Opco Revolving Facility Repayment Term Loan” has the meaning assigned to such term in Section 5.13.

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any applicable term commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any applicable term loan added pursuant to Section 2.22, 2.23 and/or 9.02(c)(i).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing, against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent or any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, the Borrower and/or any subsidiary of the Borrower.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agency Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between the Borrower and WTNA.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) the Prime Rate in effect on such day, (c) Term SOFR for a one-month tenor in effect on such day (but for the avoidance of doubt, not less than the Floor) plus 1.00% and (d) solely with respect to the Initial Term Loans, 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“Amendment No. 3 to Opco Revolving Credit Agreement” means that certain Amendment No. 3 to Credit Agreement, dated as of the Restatement Date, by and among, inter alios, Intermediate Holdings, SOLV Holdings, the Opco, as borrower, White Spruce, the other guarantors party thereto, the lenders from time to time party thereto and KeyBank National Association, as administrative agent

“Applicable Percentage” means, with respect to any Term Lender of any Class, a percentage (carried out to the ninth decimal place) equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class.

“Applicable Rate” means, for any day, with respect to any Initial Term Loan, (a) in the case of ABR Loans, a rate per annum equal to 5.75% and (b) in the case of SOFR Loans, a rate per annum equal to 6.75%.

“Applicable Law” has the meaning assigned to such term in Section 9.16.

“Approved Fund” means, (a) with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any entity or any Affiliate of any entity that administers, advises or manages such Lender and (b) with respect to BXCI, any funds, accounts and/or clients managed, advised or sub-advised by BXCI and/or one or more warehouse providers for such funds and accounts, in each case, so long as BXCI acts on behalf of any such fund, account, client or warehouse provider.

“AS” means American Securities, LLC, a New York limited liability company.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $40,300,000 and 50% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period; plus

(ii) the Retained Excess Cash Flow Amount; plus

(iii) the amount of any capital contribution in respect of Qualified Capital Stock or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amounts (x) constituting any Cure Amount or an Available Excluded Contribution Amount, (y) received (or deemed to be received) from the Borrower and/or any of its Subsidiaries or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received (or deemed to be received) as Cash equity by the Borrower and/or any of its Subsidiaries, plus the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property received by the Borrower and/or any of its Subsidiaries as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or (y) received from the Borrower or any of its Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such time; provided, that the aggregate fair market value of any capital contribution in respect of Qualified Capital Stock constituting assets other than Cash or Cash Equivalents that increases the Available Amount in reliance on this clause (iii) in excess of $64,400,000 shall be confirmed by a valuation provided by a nationally recognized valuation firm or another valuation firm, in the case of such other valuation firm, acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably); plus

(iv) the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of the Borrower and/or any of its Subsidiaries issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower and/or any of its Subsidiaries), which has been converted into or exchanged for Capital Stock of the Borrower and/or any of its Subsidiaries or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any assets received by the Borrower and/or any of its Subsidiaries upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower and/or any of its Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower and/or any of its Subsidiaries) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received (or deemed to be received) by the Borrower and/or any of its Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts (excluding, for the avoidance of doubt, any return, profit, distribution or similar amount, in each case, attributable to tax distributions received by the Borrower or any of its Subsidiaries), including cash principal repayments and interest payments of loans, in each case, received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii) an amount equal to the sum of the amount of any Investments by the Borrower and/or any of its Subsidiaries pursuant to Section 6.06(r)(i) in any third party or in any person (in an amount not to exceed the original amount of such Investment) that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower and/or any of its Subsidiaries; plus

(viii) the amount of any Declined Proceeds; plus

(ix) the fair market value of the aggregate principal amount of any First Lien Debt or Junior Lien Debt that is contributed to the Borrower or any of its Subsidiaries in accordance with Section 9.05(g) of this Agreement (or any comparable provision under the definitive documentation governing such First Lien Debt or Junior Lien Debt, as applicable); minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i) plus (iv) Indebtedness incurred pursuant to Section 6.01(bb) (solely to the extent incurred pursuant to Section 6.04(a)(iii)(A) thereunder), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as reasonably determined by the Borrower, but excluding any Cure Amount) received (or deemed to be received) by the Borrower or any of its Subsidiaries after the Closing Date from:

(a) contributions in respect of Qualified Capital Stock of the Borrower (other than any amounts (i) constituting a Cure Amount or (ii) received from any Subsidiary of the Borrower), and

(b) the sale of Qualified Capital Stock of the Borrower (other than (i) to any Subsidiary of the Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated by the Borrower as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount; provided, that the aggregate fair market value of any assets other than Cash or Cash Equivalents in excess of $64,400,000 that increase the Available Excluded Contribution Amount shall be confirmed by a valuation provided by a nationally recognized valuation firm or another valuation firm, in the case of such other valuation firm, acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“Benchmark” means, initially, the Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the direction of the Required Lenders) for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further, that any Benchmark Replacement determined pursuant to clause (a) or (b) above must be administratively feasible for the Administrative Agent.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time; provided, further, that any Benchmark Replacement Adjustment must be administratively feasible for the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents), provided, further, that any Benchmark Replacement Conforming Changes must be administratively feasible for the Administrative Agent.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (acting at the direction of the Required Lenders), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such

Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to such term in Section 9.24.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards owning the Borrower or issuer of any such loans or similar extensions of credit) and (b) managed, sponsored or advised by any Person controlling, controlled by or under common control with any Company Competitor or Affiliate thereof, but, in each case, only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control, or operation thereof, (i) directly or indirectly makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or its Subsidiaries or any entity that forms a part of any of their respective businesses (including any of their respective subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is a Disqualified Institution pursuant to clause (a) of the definition thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) and the Borrower, appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in New York, New York or the state where the Administrative Agent’s office is located and, (b) when determined in connection with notices and determinations in respect of SOFR or any SOFR Loan or any funding, conversion, continuation or payment of any SOFR Loan, that is also a U.S. Government Securities Business Day.

“BXCI” means Blackstone Alternative Credit Advisors (together with the funds or accounts managed, advised or sub-advised by it or its Affiliates).

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows for the Borrower and any of its Subsidiaries for such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Requirements of Law. Cash Equivalents shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a) (i) at any time prior to a Public Company Transaction, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Capital Stock representing more than 50.1% of the total voting power of all of the outstanding voting common stock of the Borrower or (ii) the Borrower ceasing to beneficially own, directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d- 5 under the Exchange Act), Capital Stock representing less than 100% of the total voting power of all of the outstanding voting common stock of (A) Intermediate Holdings, (B) SOLV Holdings, (C) the Opco, (D) SOLV, (E) White Spruce, and/or (F) CS Energy, LLC, a Delaware limited liability company; or

(b) at any time on or after a Public Company Transaction, the Borrower becoming aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any Public Company Transaction), of Capital Stock representing more than the greater of (A) 35% of the total voting power of all of the outstanding voting common stock of the applicable Public Entity and (B) the percentage of the total voting power of all of the outstanding voting common stock of the applicable Public Entity owned, directly or indirectly, beneficially by the Permitted Holders; provided, that notwithstanding the provisions of this clause (b), no “Change of Control” shall be deemed to have occurred under this clause (b) if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of the relevant Public Entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means December 23, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of the Borrower subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of the Borrower, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement, (d) any Perfection Certificate and (e) each of the other instruments and documents pursuant to which the Borrower grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Collateral Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) [reserved]; and

(b) the Administrative Agent shall have received with respect to any Material Real Estate Assets acquired after the Closing Date, a Mortgage and any necessary UCC or equivalent fixture filing in respect thereof, in each case, together with, to the extent customary and appropriate (as reasonably determined by the Required Lenders and the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Required Lenders may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders;

(ii) customary legal opinions of local counsel for the Borrower in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the Borrower, in each case, as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request;

(iii) with respect to any Material Real Estate Asset located in the U.S., a Flood Certificate;

(iv) (A) a policy or policies of title insurance (or unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid First Priority Lien on the Material Real Estate Assets described therein, free and clear of any other Liens, except for Permitted Liens, which policy or policies shall be in form and substance reasonably satisfactory to the Required Lenders, together with such endorsements as the Required Lenders may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, in amounts reasonably acceptable to the Required Lenders (“Title Policies”), and (B) evidence reasonably satisfactory to the Required Lenders that the Borrower has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records; and

(v) a new survey in compliance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys or such other requirements as in effect at the time and otherwise reasonably satisfactory to the Required Lenders and the title insurance company, or an existing survey together with a no change affidavit sufficient for the title insurance company to remove the standard survey exceptions from the Title Policies and issue the endorsements required in clause (iv) above.

Notwithstanding any provision of any Loan Document to the contrary, (a) if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on either (i) the lesser of (A) the amount of the Obligations allocated to the applicable Material Real Estate Assets and (B) the fair market value of the applicable

Material Real Estate Assets at the time the Mortgage is entered into and determined in a manner reasonably acceptable to the Required Lenders and the Borrower or (ii) such other calculations or formula as is required to be used by applicable Requirement of Law, which in the case of clause (i) will, and in the case of clause (ii) may, result in a limitation of the Obligations secured by the Mortgage to such amount and (b) the Borrower will not be required to procure title insurance or any survey with respect to any Material Real Estate Asset.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for the immediately succeeding four Fiscal Quarter period)); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense;

(ii) [reserved];

(iii) Taxes paid and any provision for Taxes, including income, capital, federal, state, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution) of such Person paid or accrued during such period;

(iv) (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, and (C) all asset write-offs and/or write-downs;

(v) any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with, the Transactions, any acquisition and/or other Investment permitted under Section 6.06 which is paid or accrued during such period and in connection with any similar acquisition or other Investment completed prior to the Closing Date and, in each case, adjustments thereof;

(vi) any non-cash Charge (excluding the amortization of any prepaid cash items paid in a prior period), including (A) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, (B) any write-offs and/or write-downs reducing Consolidated Net Income for such period, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-offs and/or write-downs related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) all losses from investments recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration and (F) contingent consideration charges associated with acquisitions or similar investment after the initial 12-month period of purchase accounting (provided, that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (I) such Person may elect not to add back such non-cash Charge in the current period and (II) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent);

(vii) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(viii) (A) Transaction Costs, (B) Charges incurred (1) in connection with any transaction (in each case, regardless of whether consummated, and whether or not permitted under this Agreement), including any incurrence or issuance of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment (including any acquisition), any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, and/or (2) in connection with any Public Company Transaction (whether or not consummated), (C) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that in respect of any Charge that is added back in reliance on clause (C) above, the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for the immediately succeeding four Fiscal Quarter period) and/or (D) Public Company Costs;

(ix) any Charge or deduction that is associated with any of the Borrower’s Subsidiaries and attributable to any non-controlling interest and/or minority interest of any third party;

(x) without duplication of any amount referred to in clauses (b) and (c)(viii)(C) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the immediately succeeding four Fiscal Quarter period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in such period exceeds the amount of such Charge paid during such period such excess amounts received may be carried forward and applied against any similar Charge in any future period);

(xi) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses (including reimbursements) pursuant to any sponsor management agreement and payments made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of a Parent Company, the Borrower and/or any of its Subsidiaries, actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that such payment is permitted under this Agreement;

(xii) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any Charge related to the entry into, renegotiation of, or ramp up for performance of, any contract and/or other arrangement, any Charge attributable to any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including, but not limited, to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any startup project Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, any corporate development Charge and/or any Charge in connection with one-time rate changes, management transition costs and/or non-recurring advertising costs; provided, that the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to this clause (c)(xii) shall not exceed, when combined with the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to clause (e) below, 22.5% of Consolidated Adjusted EBITDA in any 4-quarter period (calculated after giving effect to amounts added back pursuant to this clause (c)(xii) and clause (e) below and all other addbacks and permitted pro forma adjustments (including any adjustments included in the historical quarterly Consolidated Adjusted EBITDA numbers set forth in the last paragraph of this definition)); it being understood that the cap described in this proviso shall not apply to any other provision of this definition (other than (x) clause (e) below and (y) any adjustments of the type described in this clause (c)(xii) and clause (e) below that are included in the historical quarterly Consolidated Adjusted EBITDA amounts set forth in the last paragraph of this definition); plus

(xiii) any Charge incurred or accrued in connection with any single or one-time event, including the following Charges (except to the extent such Charges are expressly referenced in clause (c)(xii) above) in connection with (A) the Transactions, (B) any acquisition or similar Investment consummated after the Closing Date, (C) the closing, consolidation or reconfiguration of any facility, (D) any one-time consulting cost and (E) restructuring charges (but excluding, in each case, any costs related to risks associated with the operation of the Borrower and its Subsidiaries’ business in the ordinary course); plus

(xiv) other add-backs and adjustments of the type reflected in (A) the Sponsor Model, and/or (B) any quality of earnings report prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Required Lenders and delivered to the Administrative Agent in connection with any acquisition or similar Investment (for distribution to the Lenders); plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) pursuant to clause (g) for such period or any previous period and not added back; plus

(e) the pro forma “run rate” expected cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions and (B) any Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative (any such operating improvement, restructuring, cost savings initiative and/or similar initiative, a “Cost Saving Initiative”) and/or Subject Transaction, in each case, prior to, on or after the Closing Date; provided, that (x) the relevant action (or material steps towards the relevant action, as determined by the Borrower in good faith) resulting in such Expected Cost Savings must be taken (or, in the case of any Expected Cost Savings relating to any acquisition, material steps towards the relevant action must be expected to be taken within 18 months following the date of such acquisition) and the Borrower has determined in good faith that the Expected Cost Savings are likely to be realized within 18 months after the date of determination to take such action (or, in the case of Expected Cost Savings relating to any acquisition, 18 months after such acquisition) and

(y) the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to this clause (e), shall not exceed, when combined with the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to clause (c)(xii) above, 22.5% of Consolidated Adjusted EBITDA in any four consecutive fiscal quarter period (calculated after giving effect to amounts added back pursuant to this clause (e) and clause (c)(xii) above and all other addbacks and permitted pro forma adjustments (including any adjustments included in the historical quarterly Consolidated Adjusted EBITDA numbers set forth in the last paragraph of this definition)); it being understood that the cap described in this clause (e)(y) shall not apply to any other provision of this definition (other than (x) clause (c)(xii) above and (y) any adjustments of the type described in clause (c)(xii) above and this clause (e) that are included in the historical quarterly Consolidated Adjusted EBITDA amounts set forth in the last paragraph of this definition); minus

(f) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided, that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g) the amount of any cash payment made during such period in respect of any noncash accrual, reserve or other non-cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period (including the excess of actual cash rent paid during such period over GAAP rent expense for such period due to the use of straight-line for GAAP purposes).

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio for any period that includes the Fiscal Quarters ended on or about June 30, 2024, March 31, 2024, December 31, 2023 and September 30, 2023, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about June 30, 2024 shall be deemed to be $69,000,000 (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about March 31, 2024 shall be deemed to be $40,000,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about December 31, 2023 shall be deemed to be $27,000,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about September 30, 2023 shall be deemed to be $15,000,000, in each case, as adjusted on a Pro Forma Basis, as applicable. It being understood the cap documented in clauses (c)(xii) and (e) above shall apply to any adjustments of the type described in such clauses (c)(xii) and (e) that are included in the historical quarterly Consolidated Adjusted EBITDA amounts set forth in this paragraph.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a First Priority Lien on the Collateral (or, in the case of Consolidated Total Debt incurred by any Subsidiary of the Borrower, any such Consolidated Total Debt whether secured, unsecured, subordinated or otherwise, but does not include intercompany Indebtedness of Intermediate Holdings or its Subsidiaries owing to the Borrower).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries determined in accordance with GAAP for such period, whether paid or accrued and whether or not capitalized (including, without limitation (and without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its Subsidiaries, in each case, determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:

(a) the income (or loss) of any Person (other than a Subsidiary of the Subject Person) accounted for by the equity method of accounting, except such income shall be increased to the extent of dividends or distributions or other payments that are actually paid in Cash or Cash Equivalents to the Subject Person or a Subsidiary thereof (or subsequently converted into Cash or Cash Equivalents);

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs and including any abandonments of assets) or of returned surplus assets outside the ordinary course of business,

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any nonrecurring or unusual item (as determined in good faith by such Person, but in any event such items shall not include costs related to risks associated with the operation of the Borrower and its Subsidiaries’ business in the ordinary course) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,

(d) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof) and/or (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, relating to assets or properties held for sale or pending the divestiture or termination thereof); it being understood and agreed for the avoidance of doubt that any net gain or Charge resulting from any DevCo Disposition shall not be excluded under this clause (d),

(e) any net income or write-off or amortization made of any deferred financing cost and/or premium paid or other Charge, in each case, attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(f) (i) any Charge incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Borrower and/or any of its Subsidiaries, in each case, to the extent that any cash Charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock,

(g) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions (excluding, for the avoidance of doubt, the Restatement Date Transactions) in accordance with GAAP or (ii) within 12 months after the closing of any other acquisition (including, for the avoidance of doubt, the Restatement Date Combination) that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP,

(h) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, rights fee arrangement, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting in relation to the Transactions (excluding, for the avoidance of doubt, the Restatement Date Transactions) or any consummated acquisition (including, for the avoidance of doubt, the Restatement Date Combination) or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made),

(i) any asset write-off or write-down, including asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(k) (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income,

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions (excluding, for the avoidance of doubt, the Restatement Date Transactions) or the release of any valuation allowance related to any such item, and

(m) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral (or, in the case of Consolidated Total Debt incurred by any Subsidiary of the Borrower, any such Consolidated Total Debt whether secured, unsecured, subordinated or otherwise, but does not include intercompany Indebtedness of Intermediate Holdings or its Subsidiaries owing to the Borrower).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recently delivered consolidated balance sheet of the applicable Person at such date pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate outstanding principal amount of all third party debt for borrowed money (including (i) revolving loans, (ii) letter of credit disbursements that have not been reimbursed within three Business Days, but excluding, for the avoidance of doubt, undrawn letters of credit, (iii) debt evidenced by notes, bonds, debentures or similar instruments, (iv) Disqualified Capital Stock (other than for purposes of Section 6.15(a)) and (v) earn-outs or contingent acquisition consideration once due and payable but not paid), Capital Leases and purchase money Indebtedness as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Debt FX Hedge; provided, that “Consolidated Total Debt” shall be calculated (a) net of the Unrestricted Cash Amount of such Person and its Subsidiaries, and (b) excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount. For the avoidance of doubt, “Consolidated Total Debt” shall exclude Surety Bond Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; and (c) all rights corresponding to any of the foregoing.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Covered Entity” has the meaning assigned to such term in Section 9.24.

“Covered Party” has the meaning assigned to such term in Section 9.24.

“Credit Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“CS Energy Borrower” has the meaning assigned to such term in the recitals.

“CS Energy Refinancing” has the meaning assigned to such term in the recitals.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any date, all assets of the Borrower and its Subsidiaries which under GAAP would be classified as current assets (excluding any (a) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Borrower and/or any of its Subsidiaries), (b) permitted loans to third parties, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of current and deferred Taxes and (e) management fees receivables).

“Current Liabilities” means, at any date, all liabilities of the Borrower and its Subsidiaries which under GAAP would be classified as current liabilities, other than (a) current maturities of long term debt, (b) outstanding revolving loans and letter of credit exposure, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of current and deferred Taxes, (f) liabilities in respect of unpaid earn-outs or unpaid acquisition, Disposition or refinancing related expenses and deferred purchase price holdbacks, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with the Borrower and/or any of its Subsidiaries, (i) management fees payable, (j) the current portion of any Capital Lease obligations, (k) the current portion of any other long term liability for Indebtedness, (l) accrued settlement costs, (m) non-cash compensation costs and expenses and (n) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided, that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Term Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Maturity Date on the date of the issuance or incurrence thereof.

“Customary Term A Loans” means any bona fide “term A” loans extended by one or more commercial banks on customary terms, as determined by the Borrower in good faith.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Required Lenders in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Required Lenders may establish another convention in their reasonable discretion that is administratively feasible for the Administrative Agent.

“Debt Fund Affiliate” means Ascribe Capital LLC and any other Affiliate of AS (other than the Borrower, its Subsidiaries or a natural Person) that is a bona fide debt fund or investment vehicle (in each case, with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to AS) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and to the extent the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”, calculated on a mark-to-market basis.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S. and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(vi).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to such term in Section 9.24.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its funding obligations under this Agreement, including its obligations to make a Loan within two Business Days of the date required to be made by it hereunder, (b) notified the Administrative Agent and the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular condition precedent) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided, that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority (and such Lender or the Borrower has provided the Administrative Agent with written notice of such event) or (e)(i) become (or any parent company thereof has become) the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had (other than in the case of an Undisclosed Administration) a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower has determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower), to continue to perform its funding obligations hereunder; provided, that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided, that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party. Any determination by the Administrative Agent or the Borrower, as applicable, that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower and/or any of its Subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower, any of its subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing delivered to the Administrative Agent.

“DevCo” means CS Energy DevCo, LLC (formerly known as Conti Solar Devco, LLC), a Delaware limited liability company.

“DevCo Acquisition” means any acquisition of the Capital Stock of any Person formed to facilitate any development project, including any Person that becomes a Project Development Subsidiary, in the ordinary course of business (as determined by the Borrower in good faith).

“DevCo Business” means the “development business” of the Borrower and its subsidiaries, collectively, as determined by the Borrower in good faith (on the Restatement Date, operated by DevCo and its Subsidiaries).

“DevCo Disposition” means any Disposition of any asset comprising part of the DevCo Business (as determined by the Borrower in good faith), including the Disposition of any Capital Stock of any Project Development Subsidiary and/or any Subsidiary of DevCo, but excluding the Disposition of the Capital Stock of DevCo.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition (whether effected pursuant to a Division or otherwise) of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, Public Company Transaction or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Borrower or any of its Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a)(i) any Person designated by the Borrower in writing by name to the Initial Lenders and the Administrative Agent on or prior to the Restatement Date (and any Affiliate of such Person that is reasonably identifiable on the basis of such Affiliate’s name) and (ii) any other Affiliate of any Persons described in clause (i) that is identified in writing by name after the Restatement Date to the Administrative Agent, and (b) any Person that is or becomes a Company Competitor and is designated by the Borrower as such by name in a writing provided to the Initial Lenders (if prior to the Restatement Date) and the Administrative Agent (if after the Restatement Date) (and any Affiliate of such Company Competitor that is reasonably identifiable on the basis of such Affiliate’s name) and any known Affiliate of a Company Competitor identified in writing to the Initial Lenders (if on or prior to the Restatement Date) and the Administrative Agent (if after the Restatement Date) even if not identifiable on the basis of such Affiliate’s name, which any such designations after the Restatement Date shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement in respect of such assignment or participation interest; provided, that “Disqualified Institutions” shall not include any Bona Fide Debt Fund of any Company Competitor unless such Bona Fide Debt Fund is a Disqualified Institution pursuant to clause (a) above. Notwithstanding the foregoing, (A) the Borrower and each Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Institution, (B) any assignment or participation by a Lender to a Disqualified Institution shall be subject to the terms of Section 9.05(f), (C) nothing in the foregoing shall prejudice any right or remedy that the Borrower may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of the Information) with a Disqualified Institution in contravention of the terms of this Agreement and (D) no fund or account operating as part of the credit or insurance division of Blackstone Inc. shall constitute a Disqualified Institution.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined on the relevant date of determination and notified to the Administrative Agent by the Required Lenders) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“ECF Reduction Period” has the meaning assigned to such term in Section 2.11(b)(i).

“ECF Trigger Period” means with respect to any Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(b) of the Opco Revolving Credit Agreement as in effect as of the date hereof, if the Total Leverage Ratio for the Test Period ending at the end of such Fiscal Year exceeds 5.00:1.00, the period from the delivery of such financial statements for such Fiscal Year until the delivery of financial statements for the first succeeding Fiscal Year pursuant to Section 5.01(b) of the Opco Revolving Credit Agreement in effect as of the date hereof for which the Total Leverage Ratio for the Test Period ending at the end of such Fiscal Year is equal to or less than 5.00:1.00; provided, that, notwithstanding the foregoing, in no event shall an ECF Trigger Period exist or be continuing (including after giving effect to any mandatory prepayment pursuant to Section 2.11(b)(iii) under the Opco Revolving Credit Agreement as in effect on the date hereof) at any time the aggregate outstanding amount owing under the Opco Revolving Credit Agreement does not exceed $15,000,000 (such amount the “Opco Prepayment Threshold”). For the purposes of this Agreement, capitalized terms used in this definition shall have the meanings ascribed to them in the Opco Revolving Credit Agreement as in effect on the date hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Required Lenders in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors that become effective subsequent to the Restatement Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line fees and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably; provided, that to the extent that Term SOFR (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons), (ii) any Disqualified Institution, (iii) any Defaulting Lender or (iv) the Borrower or, except as permitted under Section 9.05(g) and/or Section 2.22, any of its Affiliates.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, wastewater, stormwater, dredged material, sediment, soil, land surface, subsurface strata, natural resources such as wetlands and flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Environmental Liability, including any investigation, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state, provincial or territorial (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable and legally binding requirements of Governmental Authorities and the common law relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Sale and Leaseback Transaction” means any equipment financing or similar arrangement that is not prohibited by Sections 6.01 and/or 6.02 hereof entered into by the Borrower and/or any Subsidiary in the ordinary course of business with any Person that requires the Borrower and/or any Subsidiary to purchase the equipment subject to such financing or similar arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any of its Subsidiaries and is treated as a single employer within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any of its Subsidiaries or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any of its Subsidiaries or any ERISA Affiliate, the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of written notification concerning the imposition of Withdrawal Liability on the Borrower or any Subsidiary or any ERISA Affiliate with respect to any Multiemployer Plan or written notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its Subsidiaries or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to:

(a) Consolidated Adjusted EBITDA for such Excess Cash Flow Period (without giving effect to clauses (b), (e), (f) and (g) of the definition thereof, the amounts added back in reliance on which shall be deducted in determining Excess Cash Flow); plus

(b) any extraordinary, unusual or non-recurring cash gain during such Excess Cash Flow Period (whether or not accrued in such Excess Cash Flow Period) to the extent not otherwise included in Consolidated Adjusted EBITDA (including any component definition used therein); plus

(c) any foreign currency exchange gain actually realized and received in cash in U.S. Dollars (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), net of any loss from foreign currency translation; plus

(d) the amount of any contractually committed Capital Expenditures, Restricted Debt Payment, acquisition and/or similar Investment that (i) reduced the ECF Prepayment Amount in a prior Excess Cash Flow Period, (ii) have not been made and (iii) the Borrower has determined in good faith it will no longer make within the period of 12 consecutive months following the last day of such Excess Cash Flow Period; plus

(e) an amount equal to all Cash received for such period on account of any net non- Cash gain or income from any Investment deducted in a previous period pursuant to clause (s)(ii) of this definition; plus

(f) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any of its Subsidiaries, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; it being understood and agreed for the avoidance of doubt that the calculation of any decrease in Consolidated Working Capital pursuant to this clause (f) (including the component definitions thereof) shall include the impact of any DevCo Acquisition and/or any DevCo Disposition; minus

(g) the amount, if any, which, in the determination of Consolidated Adjusted EBITDA (including any component definitions used therein) for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business (including Dispositions constituting covered losses or taking of assets referred to in the definition of “Net Insurance/Condemnation Proceeds”) of the Borrower and/or any of its Subsidiaries; minus

(h) cash payments actually made in respect of the following (without duplication):

(i) any Investment permitted by Section 6.06 (other than Investments (i) in Cash or Cash Equivalents, (ii) in the Borrower or any Subsidiary or (iii) made pursuant to Section 6.06(r)(i)) and/or any Restricted Payment permitted by Section 6.04(a) (other than pursuant to Section 6.04(a)(iii)(A)) and actually made in cash during such Excess Cash Flow Period or, at the option of the Borrower, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Investment and/or Restricted Payment is financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness) and (B) without duplication of (x) any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period and (y) any amounts deducted from Excess Cash Flow in calculating the amount of Excess Cash Flow prepayment in accordance with Section 2.11(b)(i);

(ii) any realized foreign currency exchange losses actually paid or payable in cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk);

(iii) the aggregate amount of any extraordinary, unusual or non-recurring cash Charge (whether or not incurred in such Excess Cash Flow Period) excluded in calculating Consolidated Adjusted EBITDA (including any component definitions used therein);

(iv) consolidated Capital Expenditures actually made in cash during such Excess Cash Flow Period or, at the option of the Borrower, in the case of any Excess Cash Flow Period, made prior to the date the Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness) and (B) without duplication of (x) any amounts deducted from Excess Cash Flow for a prior Excess Cash Flow Period and (y) any amounts deducted from Excess Cash Flow in calculating the amount of Excess Cash Flow prepayment in accordance with Section 2.11(b)(i);

(v) any long-term liability, excluding the current portion of any such liability (other than Indebtedness) of the Borrower and/or any of its Subsidiaries;

(vi) any cash Charge added back in calculating Consolidated Adjusted EBITDA pursuant to clause (c) of the definition thereof or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof;

(vii) the aggregate amount of expenditures actually made by the Borrower and/or any of its Subsidiaries during such Fiscal Year (including any expenditure for the payment of financing fees) to the extent that such expenditures are not expensed; minus

(i) the aggregate principal amount of (i) all optional prepayments of Indebtedness (other than any optional prepayment of (A) any First Lien Debt and/or Junior Lien Debt (to the extent the relevant voluntary prepayment is permitted by the terms of this Agreement) and/or any Incremental Equivalent Debt and/or Replacement Debt that is prepaid, repurchased, redeemed or otherwise retired prior to such date, in each case, that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment; provided, that such prepayment of revolving Indebtedness shall not be deducted if such prepayment was deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i)), (ii) all mandatory prepayments and scheduled repayments of Indebtedness during such Excess Cash Flow Period (in the case of any such mandatory prepayment on account of any Net Proceeds or Net Insurance/Condemnation Proceeds, only to the extent such Net Proceeds or Net Insurance/Condemnation Proceeds increased Consolidated Net Income or Consolidated Adjusted EBITDA for such Excess Cash Flow Period) and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in cash by the Borrower and/or any of its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness; minus

(j) Consolidated Interest Expense actually paid or payable in cash by the Borrower and/or any of its Subsidiaries during such Excess Cash Flow Period; minus

(k) Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any intercompany distribution and/or pursuant to Section 6.04(a)(i)(B)) paid or payable by Borrower and/or any of its Subsidiaries with respect to such Excess Cash Flow Period; minus

(l) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any of its Subsidiaries, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; it being understood and agreed for the avoidance of doubt that the calculation of any increase in Consolidated Working Capital pursuant to this clause (l) (including the component definitions thereof) shall include the impact of any DevCo Acquisition and/or any DevCo Disposition; minus

(m) the amount of any Tax obligation of the Borrower and/or any of its Subsidiaries that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any of its Subsidiaries as a result of the repatriation of any dividend or similar distribution of net income of any Non-U.S. Subsidiary to the Borrower or any of its Subsidiaries (it being understood that if the Borrower elects to deduct the amount of such Tax obligation in reliance on this clause (m) in such Excess Cash Flow Period, the amount of Taxes actually paid in respect of such obligation in a future Excess Cash Flow Period may not be deducted in the calculation of Excess Cash Flow for such future Excess Cash Flow Period); minus

(n) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period and except to the extent deducted in calculating the amount of Excess Cash Flow payment in accordance with Section 2.11(b)(i), at the option of the Borrower, the aggregate consideration (i) required to be paid in Cash by the Borrower or its Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or Investments and Restricted Payments described in clause (h)(i) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (h)(i) above (clauses (i) and (ii), the “Scheduled Consideration”) (other than Investments in (A) Cash and Cash Equivalents and (B) the Borrower or any of its Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)); provided, that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

(o) [reserved]; minus

(p) cash payments (other than in respect of Taxes, which are governed by clause (k) above) made during such Excess Cash Flow Period for any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow in such prior period (provided, that there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness); minus

(q) cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (ii) not financed with long term funded Indebtedness (other than revolving Indebtedness); minus

(r) amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income; minus

(s) an amount equal to the sum of (i) the aggregate net non-cash loss on any non-ordinary course Disposition by the Borrower or any of its Subsidiaries during such period (other than any Disposition among the Borrower and any of its Subsidiaries during such period) to the extent included in arriving at Consolidated Net Income and (ii) the aggregate net non-Cash gain or income from any non-ordinary course Investment to the extent included in arriving at Consolidated Adjusted EBITDA;

provided, that, in any case, Excess Cash Flow shall exclude changes in deferred revenue.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower, commencing with the Fiscal Year of the Borrower ending on or about December 31, 2024.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchanged CS Energy Obligations” has the meaning assigned to such term in Section 2.07(b).

“Exchanged SOLV Obligations” has the meaning assigned to such term in Section 2.07(a).

“Excluded Assets” means each of the following:

(a) any asset the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings), or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(b) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) any Person that is a not a direct Wholly-Owned Subsidiary of the Borrower, (iii) not-for-profit subsidiary, (iv) Immaterial Subsidiary and/or (v) Receivables Subsidiary,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable Requirements of Law,

(d) any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including rules and regulations of any Governmental Authority) or (ii) require any governmental or regulatory consent, approval, license or authorization, to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that the Borrower shall have no obligation to procure any such consent, approval, license or authorization), except to the extent such requirement or prohibition would be rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (i) or (ii) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition,

(e) (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or equivalent), any other leasehold interests, (iii) any owned Real Estate Asset that (A) is not a Material Real Estate Asset or (B) is or becomes located in a Special Flood Hazard Area,

(f) motor vehicles and other assets subject to certificates of title, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction,

(g) any Margin Stock,

(h) in excess of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any Non-U.S. Subsidiary and any Non-U.S. Subsidiary Holdco,

(i) any asset of the kind described in the definition of “Permitted Receivables Facility” that is subject to any Permitted Receivables Facility,

(j) any Commercial Tort Claim with a value (as estimated by the Borrower in good faith) of less than $5,000,000,

(k) for the avoidance of doubt, any Tax and Trust Funds,

(l) any asset subject to a purchase money security interest, Capital Lease obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement if the grant of a security interest therein would (i) violate or invalidate such lease, license or agreement, (ii) result in a loss or diminishment of rights granted to the Borrower thereunder with respect to any IP Rights or (iii) create a right of termination in favor of any other party thereto (other than any Subsidiary of the Borrower) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(m) any asset with respect to which the Required Lenders and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including (x) any mortgage, stamp, intangibles or other tax or expenses relating to any applicable security interest and (y) any effect on the ability of the Borrower and its Subsidiaries to conduct their operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby; it being understood that the maximum secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the secured amount is disproportionate to the level of such fee, taxes and duties),

(n) any assets to the extent the grant or perfection of a security interest in respect of such assets would be reasonably likely to result in materially adverse tax consequences (other than de minimis tax consequences) as determined by the Borrower in good faith (including as a result of the operation of Section 956 of the Code or any similar Requirements of Law in any applicable jurisdiction),

(o) any assets of a Subsidiary acquired by the Borrower that, at the time of the relevant acquisition or similar Investment, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from pledging such assets to secure the Secured Obligations (which prohibition was not implemented in contemplation of such Subsidiary becoming a subsidiary in order to avoid the requirement of pledging such assets as Collateral),

(p) any Deposit Account, securities account and/or similar account (including any securities entitlement), escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, tax accounts (including, sales tax accounts), any cash collateral account, any Cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement, automatically in accordance with the UCC), in each case, except to the extent perfected by the filing of a UCC financing statement,

(q) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than any proceeds or receivable thereof the assignment of which is expressly deemed effective under the UCC, and/or

(r) any Letter-of-Credit Right that does not constitute a Supporting Obligation, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction, with a value of less than $5,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net or overall gross income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, the applicable taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, in each case, imposed by any jurisdiction described in clause (a), (c) any U.S.

federal withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (ii) designates a new Lending Office, except in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new Lending Office, (d) any Tax imposed as a result of a failure by the Administrative Agent to comply with Section 2.17(i) or such Lender or such other recipient to comply with Section 2.17(f), and (e) any withholding Tax imposed under FATCA.

“Existing CS Energy Agent” has the meaning assigned to such term in the recitals.

“Existing CS Energy Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing CS Energy Lender” means each “Lender” (as defined and used under the Existing CS Energy Credit Agreement) party to the Existing CS Energy Credit Agreement and holding Existing CS Energy Loans immediately prior to the effectiveness of the Restatement Date.

“Existing CS Energy Loan Documents” means the “Loan Documents” under, and as defined in, the Existing CS Energy Credit Agreement (as in effect immediately before the Restatement Date).

“Existing CS Energy Loans” has the meaning assigned to such term in the recitals.

“Existing CS Energy Obligations” means the “Obligations” under, and as defined in, the Existing CS Energy Credit Agreement (as in effect immediately before the Restatement Date).

“Existing Lender” means, each Lender which is (a) an Existing SOLV Lender and/or (b) an Existing CS Energy Lender.

“Existing Obligations” means, collectively, the Existing CS Energy Obligations and the Existing SOLV Obligations.

“Existing SOLV Obligations” means the “Obligations” under, and as defined in, the Original Credit Agreement (as in effect immediately before the Restatement Date).

“Existing SOLV Lender” means each “Lender” (as used and defined under the Original Credit Agreement) party to the Original Credit Agreement and holding Existing SOLV Loans immediately prior to the effectiveness of the Restatement Date.

“Existing SOLV Loans” has the meaning assigned to such term in the recitals.

“Existing SOLV Loan Documents” has the meaning assigned to such term in Section 9.25(a).

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23), each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23 and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as amended from time to time (and any successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing any of the foregoing.

“FCA” has the meaning assigned to such term in Section 2.14(b)(i).

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by a financial institution selected by the Required Lenders and the Borrower from three federal funds brokers of recognized standing, which such rate must be administratively feasible for the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the Agency Fee Letter and/or the Lender Fee Letter, as the context may require.

“First Lien Debt” means (a) the Initial Term Loans and (b) any other Indebtedness that is pari passu with the Initial Term Loans in right of payment and secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Term Loans.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F-1 hereto, with any material or immaterial modification thereto as the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may agree in their respective reasonable discretion.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document (a “HoldCo Lien”), that, subject to any applicable Intercreditor Agreement, such Holdco Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (excluding any Permitted Lien that is, by definition or by the terms of documents creating such Permitted Lien or otherwise pursuant to the terms of this Agreement, subordinated to such HoldCo Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.

“Fixed Amount” has the meaning assigned to such term in Section 1.10(c).

“Fixed Incremental Amount” means (a) the greater of (i) $40,300,000 and (ii) 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of all Incremental Facilities, Incremental Equivalent Debt, Incurred Acquisition Debt and/or Ratio Debt incurred or issued in reliance on the Fixed Incremental Amount, in each case, after giving effect to any reclassification contemplated by the definition of “Incremental Cap” and/or Section 1.03, as applicable.

“Flood Certificate” means a “Life-of-Loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Floor” means 1.00% per annum.

“Foreign Lender” means any Lender that is not a U.S. Lender.

“FRB” means the Board of Governors of the Federal Reserve System of the U.S.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national bodies such as the European Union or the European Central Bank), in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, variance, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such

Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which (i) is defined, listed or designated as “hazardous” or any other term of similar import under any Environmental Law, (ii) is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority as a direct result of its adverse effect on the Environment or (iii) otherwise poses a hazard to the Environment or to human health and safety as a result of its Release into the Environment, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste, non-hazardous soil, dredged material, per- and polyfluoroalkyl substances, and pharmaceutical waste.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any the Borrower or any of its Subsidiaries and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HoldCo Lien” has the meaning assigned to such term in the definition of “First Priority”.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrower (a) the assets of which, when taken together with the assets of all other Subsidiaries that are Immaterial Subsidiaries, do not exceed 5.00% of Consolidated Total Assets of the Borrower and its Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided, that at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01(c).

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law and/or (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Fixed Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any First Lien Debt, an amount equal to the portion of the relevant First Lien Debt that will be replaced by such Incremental Facility, plus

(c) without duplication of clause (b) above, (i) the amount of any optional prepayment, redemption, repurchase or other retirement of any Loan and/or the amount of any optional prepayment (in the case of any First Lien Debt constituting revolving debt, to the extent accompanied by a permanent reduction of commitments in respect thereof), redemption, repurchase or other retirement of First Lien Debt, in each case, other than the amount of any such optional prepayment, redemption, repurchase or other retirement of any such Indebtedness incurred in reliance on any Incurrence-Based Amount or any other incurrence-based ratio test, (ii) the amount of any optional prepayment, redemption, repurchase or other retirement of any Replacement Term Loan or any borrowing or issuance of Replacement Debt previously applied to the permanent prepayment of any Loan hereunder (other than any Loan that was incurred in reliance on any Incurrence-Based Amount or any other incurrence-based ratio test), so long as no Incremental Facility was previously incurred in reliance on clause (b)(i) above as a result of such prepayment, (iii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Loan hereunder (other than any Loan that was incurred in reliance on any Incurrence-Based Amount or any other incurrence-based ratio test) resulting from any assignment of such Loan to (and/or assignment and/or purchase of such Loan by) the Borrower and/or any of its Subsidiaries and (iv) the amount of any optional prepayment or other retirement of any loan under the Opco Revolving Facility that is accompanied by a permanent reduction of commitments in respect thereof; provided, that for each of clauses (i), (ii), (iii) and (iv), the relevant prepayment, redemption, repurchase or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(d) an unlimited amount, so long as, in the case of this clause (d), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the First Lien Leverage Ratio does not exceed 3.40:1.00, (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the Secured Leverage Ratio does not exceed 3.90:1.00 or (iii) if such Incremental Facility is unsecured, at the election of the Borrower, either (A) the Total Leverage Ratio does not exceed 3.90:1.00 or (B) the Interest Coverage Ratio is not less than 2.25:1.00, in each case, described in this clause (d), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, including the application of the proceeds thereof (in the case of each of clauses (i), (ii) and (iii) without “netting” the cash proceeds of the applicable Incremental Facility or any other simultaneous incurrence of Indebtedness on the consolidated balance sheet of the Borrower, giving pro forma effect to any related transaction in connection therewith and all customary pro forma events and adjustments);

provided, that:

(i) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (d) of this definition as selected by the Borrower in its sole discretion,

(ii) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (d) of this definition and any other clause of this definition in a single transaction or series of related transaction, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (d) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facilities or Incremental Equivalent Debt and the related transactions, and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(iii) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred under clauses (a) through (d) of this definition will be, unless the Borrower otherwise elects, automatically reclassified as having been incurred under clause (d) of this definition if, at any time after the incurrence thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or (b), be permitted under the First Lien Leverage Ratio test, Secured Leverage Ratio test, Total Leverage Ratio test or Interest Coverage Ratio test, as applicable, set forth in clause (d) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness incurred by the Borrower in the form of pari passu senior secured or unsecured notes or loans and/or commitments or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing; provided, that:

(a) the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) the Weighted Average Life to Maturity applicable to such notes or loans (other than Customary Bridge Loans or Customary Term A Loans) is no shorter than the Weighted Average Life to Maturity of the then-existing Term Loans,

(c) the final maturity date with respect to such notes or loans (other than Customary Bridge Loans or Customary Term A Loans) is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof,

(d) subject to clauses (b) and (c), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(e) subject to Section 1.10(a), (i) except as otherwise agreed by the lenders providing the relevant Incremental Equivalent Debt in connection with an acquisition or similar Investment permitted under this Agreement, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt, and (ii) no Event of Default under Sections 7.01(a), (f) or (g) exists immediately prior to or after giving effect to such Indebtedness,

(f) any such Indebtedness that constitutes MFN Indebtedness will be subject to the MFN Provision,

(g) if such Indebtedness is (i) secured on a pari passu basis with the Secured Obligations that are secured on a first lien basis, (ii) secured on a junior basis with the Secured Obligations or (iii) unsecured and subordinated to the Obligations, then in each case, the holders of such Indebtedness shall be party to an Acceptable Intercreditor Agreement, and

(h) no such Indebtedness may be (i) guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Indebtedness proceeds are deposited shall not constitute a guarantee) or (ii) secured by any assets other than the Collateral (other than with respect to proceeds of such Indebtedness that are subject to (and only for so long as they are subject to) an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Indebtedness).

“Incremental Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22), the Lenders that agree to provide all or any portion of the Incremental Facility being incurred pursuant thereto and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurred Acquisition Debt” has the meaning assigned to such term in Section 6.01(q).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument);

(e) all Indebtedness of others secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby have been assumed by such Person or is non-recourse to the credit of such Person;

(f) the amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness”, as it applies to the Borrower and its Subsidiaries, shall exclude intercompany Indebtedness so long as (A) such intercompany Indebtedness has a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and (B) in the case of any Indebtedness owed by the Borrower to any Subsidiary, such Indebtedness is unsecured and subordinated to the Obligations and evidenced by the Intercompany Note.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness; provided, that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement). The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Lenders” means, collectively, BXCI and the Affiliates of BXCI who are party to this Agreement as Lenders on the Restatement Date.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Initial Term Lender, the commitment of such Initial Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Initial Term Lender pursuant to Section 9.05 or (ii) increased from time to time pursuant to Section 2.22. The aggregate amount of the Initial Term Lenders’ Initial Term Loan Commitments on the Restatement Date is $373,687,500.00.

“Initial Term Loan Maturity Date” means the date that is five (5) years after the Restatement Date.

“Initial Term Loans” means the term loans made (or deemed made by way of exchange and conversion on the Restatement Date) by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant by the Borrower of any Lien on IP Rights owned by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit C.

“Intercompany Note” means a promissory note substantially in the form of Exhibit E.

“Intercreditor Agreement” means the Junior Intercreditor Agreement, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Ratio Interest Expense for such Test Period, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Interest Election Request” means a request by the Borrower in the form of Exhibit G or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October (commencing January 1, 2025) and the maturity date applicable to such ABR Loan and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Loan with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months (or, to the extent available to all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” has the meaning assigned to such term in the recitals.

“Investment” means (a) any purchase or other acquisition for consideration by the Borrower or any of its Subsidiaries of any of the Securities of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) for consideration of all or a substantial portion of the business, property or fixed assets of any other Person constituting a division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any of its Subsidiaries, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (in each case, excluding any intercompany loan, advance or Indebtedness among the Borrower and its Subsidiaries so long as (i) such loan, advance or Indebtedness has a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and (ii) in the case of any such loan, advance or Indebtedness owed by the Borrower to any Subsidiary, such loan, advance or Indebtedness is unsecured and subordinated to the Obligations and evidenced by the Intercompany Note). The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment, but excluding any amounts increasing the Available Amount). It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include any DevCo Acquisition.

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in the Borrower on the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among the Borrower and/or any of its Subsidiaries) of the Borrower that is expressly subordinated in right of payment to the Obligations.

“Junior Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F-2 hereto, with any material or immaterial modification thereto as the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may agree in their respective reasonable discretion.

“Junior Lien Debt” means any Indebtedness that is secured by a Lien on the Collateral that is junior to the Lien securing the Initial Term Loans.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or Term Commitment.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Fee Letter” means that certain Fee Letter, dated as of October 7, 2024, by and among the Borrower and the Initial Lenders.

“Lenders” means the Term Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or other similar Investment, including by way of merger, by the Borrower or one or more of its Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned upon the availability of, or on obtaining, third party financings.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, any Acceptable Intercreditor Agreement to which the Borrower is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment, the Agency Fee Letter and any other document or instrument designated by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) as a “Loan Document.” Notwithstanding the foregoing, solely for purposes of Section 4.01, Article 8 and Sections 9.02 and 9.03, the term “Loan Document” shall also include the Purchase Right Letter Agreement. Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loans” means any Initial Term Loan or any Additional Term Loan.

“Management Consulting Agreement” means that certain Management Consulting Agreement, dated as of December 23, 2021 (as amended by that certain Amendment to Management Consulting Agreement, dated as of October 7, 2024), by and between SOLV and AS.

“Management Fees” means the monitoring, consulting, advisory or similar fees payable to AS pursuant to the Management Consulting Agreement.

“Management Investors” means the officers, directors (or equivalent managers), employees and members of management of the Borrower, any Parent Company and/or any Subsidiary.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount, determined by the Borrower in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a material adverse effect on (i) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents, (ii) the ability of the Borrower to perform its payment obligations under the applicable Loan Documents or (iii) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries taken as a whole.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by the Borrower after the Closing Date having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $10,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to any Initial Term Loan, the Initial Term Loan Maturity Date, (b) with respect to any Replacement Term Loans, the final maturity date for such Replacement Term Loans, as set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (d) with respect to any Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Indebtedness” means any Indebtedness incurred in reliance on Section 2.22, Section 6.01(q), Section 6.01(z) and/or Section 6.01(w) that is:

(a) pari passu with the Initial Term Loans in right of payment and with respect to security;

(b) a term loan;

(c) denominated in Dollars;

(d) incurred in reliance on (i) clause (d)(i) of the definition of “Incremental Cap”, (ii) Section 6.01(q)(b)(i) or (iii) Section 6.01(w)(b)(i) (and not by virtue of any re-classification described in clause (C) of the proviso to the definition of “Incremental Cap” or in Section 1.03);

(e) scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date; and

(f) incurred or implemented prior to the date that is 18 months after the Restatement Date.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, debenture, hypothec or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise, or during the preceding five plan years, has made or been obligated to make contributions.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a management discussion and analysis report of the Borrower, describing the operations and financial condition of the Borrower for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (other than on account of any assets owned by the DevCo Business or the Capital Stock of any Person comprising the DevCo Business (other than DevCo)) (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on (A) any Indebtedness (excluding the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale and (B) any Opco Revolving Facility Indebtedness that is required to be repaid or prepaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale (to the extent accompanied by a permanent commitment reduction thereunder in a corresponding amount), (iii) the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distribution or pursuant to Section 6.04(a)(i)(B))) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; provided, that, for the avoidance of doubt, Net Insurance/Condemnation Proceeds shall not include Stormwater Net Proceeds.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to any Tax sharing arrangement and/or any intercompany distribution and/or pursuant to Section 6.04(a)(i)(B)) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on (A) any Indebtedness (excluding the Loans and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (B) any Opco Revolving Facility Indebtedness that is required to be repaid or prepaid or otherwise comes due or would be in default under the terms thereof as a result thereof (to the extent accompanied by a permanent commitment reduction thereunder in a corresponding amount), (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock or capital contribution, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith; provided, that, for the avoidance of doubt, Net Proceeds shall not include Stormwater Net Proceeds.

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of the Borrower) and any Affiliate of any such Investor, other than any Debt Fund Affiliate.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Non-U.S. Subsidiary Holdco” means any U.S. Subsidiary that (a) has no material assets other than the Capital Stock or Indebtedness of one or more Non-U.S. Subsidiaries, or (b) has no material assets other than the Capital Stock or Indebtedness of one or more other Non-U.S. Subsidiary Holdcos.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees, premium and all expenses (including fees, premium and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents in respect of any Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising. For the avoidance of doubt, Obligations shall include, without limitation, any and all Existing Obligations that have been converted and exchanged as provided in Section 2.07.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“Odyssey Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of September 10, 2021 (as amended, restated, amended and restated, supplemented or otherwise from time to time, subject to Section 6.08), by and among, inter alios, Swinerton Builders, a California corporation, Swinerton Incorporated, a California corporation, Parent and the Opco.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Opco” has the meaning assigned to such term in the recitals to this Agreement.

“Opco Prepayment Threshold” has the meaning assigned to such term in the definition of “ECF Trigger Period”.

“Opco Revolving Credit Agreement” has the meaning assigned to such term in the definition of “Revolving Facility”.

“Opco Revolving Facility” has the meaning assigned to such term in Section 6.01(x).

“Opco Revolving Facility Indebtedness” means Indebtedness under any Opco Revolving Facility.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Credit Agreement” has the meaning assigned to such term in the recitals.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any obligation under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary intangible, recording, filing, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding (a) any Excluded Taxes, and (b) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19).

“Parent” means ASP Renewables Technologies Parent LP (f/k/a ASP SOLV Holdings LP), a Delaware limited partnership.

“Parent Company” means any Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents, patent applications, industrial designs and industrial design applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; and (d) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (including a “multiple employer plan” described in Section 4064 of ERISA but other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower and/or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the location (as determined by Section 9-307 of the UCC) of the Borrower, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate, instrument, tangible chattel paper or promissory note, together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents and the corresponding required actions in any jurisdiction located outside the United States, in each case, to the extent required by the applicable Loan Documents.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition made by the Borrower and/or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person who is engaged in a Similar Business (and, in any event, including any Investment in (a) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s equity ownership in such Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes a Subsidiary or (ii) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower and/or any Subsidiary as a result of such Investment.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted or not restricted pursuant to Section 6.02 and/or Section 6.03.

“Permitted Receivables Facility” means any receivables, factoring and/or securitization facility, arrangement or program that is non-recourse to the Borrower and/or any Subsidiary that is not a Receivables Subsidiary (except for customary (in the good faith determination of the Borrower) representations, warranties, covenants, performance undertakings, indemnities, guarantees and liens) pursuant to which the Borrower and/or any of its Subsidiaries (a) sells or grants a security interest in receivables, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets to a Person that is not a Subsidiary (including any Subsidiary of the Borrower) or (b) sells, contributes, transfers or grants a security interest in receivables, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets directly or indirectly to a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its accounts receivable, payables or securitization assets and/or similar or related assets to a Person that is not a Subsidiary (including any Subsidiary of the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PFAS” means any per- and polyfluoroalkyl substances, perfluorooctanoic acid, or perfluorooctane sulfonate, or any similar substances.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored, maintained or contributed to by the Borrower and/or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 430 of the Code, Section 302 or Section 303 of ERISA or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Subsidiaries made pursuant to Sections 6.07(h) and/or (s); provided, that notwithstanding the foregoing, no DevCo Disposition shall constitute a Prepayment Asset Sale.

“Prepayment Event” has the meaning assigned to such term in Section 2.12(c).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Required Lenders and the Borrower and administratively feasible for the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Required Lenders and the Borrower and administratively feasible for the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Borrower or any Subsidiary that constitutes a Subject Transaction or (B) the implementation of any Cost Saving Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and/or Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment pursuant to this clause (a) arising as a result of any Expected Cost Savings shall be without duplication of any adjustment pursuant to clause (e) of the definition of “Consolidated Adjusted EBITDA” and shall be subject to any applicable caps set forth therein,

(b) any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,

(d) the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount Cash or Cash Equivalents), whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset described in the definition of “Subject Transaction” included in calculating Consolidated Total Assets shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made,

(e) subject to Section 1.10 and, for the avoidance of doubt, other than for purposes of Section 6.15(a) hereof, the Unrestricted Cash Amount shall be calculated as of the date of the consummation of such Subject Transaction after giving pro forma effect thereto, including any application of cash proceeds in connection therewith (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation is being made); and

(f) each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.15(a) prior to the last day of the first full Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.15(a). Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Leverage Ratio for purposes of Section 6.15(a) (other than for the purpose of determining pro forma compliance with Section 6.15(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Project Development Subsidiary” means any subsidiary of DevCo formed for the purpose of developing a solar power facility.

“Projections” has the meaning assigned to such term in Section 3.11(a).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees and filing fees associated with being a public company.

“Public Company Transaction” means any transaction or series of related transactions (including any initial public offering and/or any merger by the Borrower and/or any Parent Company thereof with a Public Entity) that results in any of the common Capital Stock of the Borrower and/or any Parent Company (and/or any permitted successor thereto) being publicly traded on any U.S. national securities exchange or over-the-counter market or any analogous public exchange in any other jurisdiction.

“Public Entity” means, following any Public Company Transaction, a Person the Capital Stock of which is publicly traded as a result of such Public Company Transaction (which may, for the avoidance of doubt, be (a) any Parent Company or (b) any Wholly-Owned Subsidiary of Parent formed in contemplation of a Public Company Transaction to become a public entity that Parent will distribute to any Parent Company in connection with a Public Company Transaction).

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Purchase Right Letter Agreement” means that certain Amended and Restated Purchase Right Letter Agreement, dated as of the Restatement Date, by and among, inter alios, the Administrative Agent, BXCI, the Borrower, Intermediate Holdings, SOLV Holdings, the Opco and each of City National Bank, as a lender under the Opco Revolving Credit Agreement and KeyBank National Association, as the administrative agent and a lender under the Opco Revolving Credit Agreement, any other Lender party thereto from time to time and any other lender under the Opco Revolving Credit Agreement party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“QFC” has the meaning assigned to such term in Section 9.24.

“QFC Credit Support” has the meaning assigned to such term in Section 9.24.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the sum of (x) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (i) including (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (C) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (D) any net payment arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) any fee or expense associated with any Disposition, acquisition, Investment, issuance of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) any cost associated with obtaining, or breakage costs in respect of, any Hedge Agreement or other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any penalty and/or interest relating to Taxes and (G) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark-to-market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness plus (y) any cash dividend paid or payable in respect of Disqualified Capital Stock during such Period minus (b) interest income for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the Interest Coverage Ratio for any period ending prior to December 31, 2025, (i) for the four Fiscal Quarters ending on or about December 31, 2024, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Restatement Date and ending on or about December 31, 2024, on the basis of a 365 day year for the actual days elapsed, (ii) for the four Fiscal Quarters ending or about March 31, 2025, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Restatement Date and ending on or about March 31, 2025, on the basis of a 365 day year for the actual days elapsed, (iii) for the four Fiscal Quarters ending on or about June 30, 2025, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Restatement Date and ending on or about June 30, 2025, on the basis of a 365 day year for the actual days elapsed and (iv) for the four Fiscal Quarters ending on or about September 30, 2025, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Restatement Date and ending on or about September 30, 2025, on the basis of a 365 day year for the actual days elapsed.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of the Borrower in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Subsidiary” means any Subsidiary of the Borrower formed for the purpose of, or that solely engages in, one or more permitted securitizations, receivables facilities, receivables financings, or Permitted Receivables Facilities or any other receivables arrangement and other activities reasonably related thereto.

“Refinanced CS Energy Loans” has the meaning assigned to such term in Section 2.07(b).

“Refinanced SOLV Loans” has the meaning assigned to such term in Section 2.07(a).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent, each Lender that agrees to provide all or any portion of the Replacement Term Loans being incurred and the Borrower executed by (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans being incurred pursuant thereto and in accordance with Section 9.02(c)(i).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p). Refinancing Indebtedness shall include any Registered Equivalent Notes issued in exchange therefor, which Registered Equivalent Notes shall comply with the requirements of this definition of “Refinancing Indebtedness.”

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to (a) any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (b) any Lender that is an Approved Fund with respect to an Initial Lender, any other Approved Fund with respect to such Initial Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors (or equivalent managers), officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water, sediment or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 8.07.

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30- day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 2.90:1.00, 75.0%, and (b) if the First Lien Leverage Ratio is less than or equal to 2.90:1.00, 50.0% (with such First Lien Leverage Ratio test calculated after giving effect to an assumed prepayment determined at a rate of 75.0%); it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case, whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.07.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, (a) with respect to the Administrative Agent, any officer of such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and the other Loan Documents to which it is a party and (b) with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Restatement Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of the Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer of the Borrower so designated in writing by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Restatement Date” means October 7, 2024, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“Restatement Date Combination” has the meaning assigned to such term in the recitals.

“Restatement Date Merger” has the meaning assigned to such term in the recitals.

“Restatement Date Transactions” has the meaning assigned to such term in the recitals.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Indebtedness described in clause (a) or (c) of the definition of “Indebtedness” (other than such Indebtedness among the Borrower or any of its Subsidiaries) of the Borrower that (a) is Junior Indebtedness, (b) constitutes Junior Lien Debt or (c) is unsecured, in each case, with an individual outstanding principal amount in excess of the Threshold Amount.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount, determined on a cumulative basis, that is equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.11(b)(i) for all Excess Cash Flow Periods ending after the Restatement Date and prior to such date, after giving effect to any deduction provided for in Sections 2.11(b)(i)(B)(w), (x), (y) and/or (z); provided, that such amount shall not be less than zero for any Excess Cash Flow Period.

“Revolving Facility” means the credit facility pursuant to that certain Credit Agreement, dated as of the Closing Date, by and among, inter alios, Intermediate Holdings, SOLV Holdings, the Opco, as borrower, the lenders from time to time party thereto and KeyBank National Association, as administrative agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 16, 2022, that certain Amendment No. 2 to Credit Agreement, dated as of October 31, 2022, Amendment No. 3 to OpCo Revolving Credit Agreement, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Opco Revolving Credit Agreement”), and/or one or more credit facilities or other financing arrangements providing for loans and/or commitments or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders and/or any amendment, supplement, modification, extension, renewal, restatement, amendment and restatement or refunding thereof and/or any other credit facilities that replaces or refinances any such credit facility or Indebtedness; provided; no more than $46,000,000 under the Revolving Facility may be utilized on the Restatement Date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the lease by the Borrower and/or any of its Subsidiaries of any real property or tangible property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary in contemplation of such lease arrangement.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Scheduled Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent and (c) the beneficiaries of each indemnification obligation (excluding pursuant to Section 9.26(d) herein) undertaken by the Borrower under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and between the Borrower and the Administrative Agent for the benefit of the Secured Parties, as amended by that certain Amendment No. 1 to Pledge and Security Agreement, dated as of the Restatement Date, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Seller Indemnification Event” has the meaning assigned to such term in Section 2.11(b)(iv).

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.10 if the references to “Subsidiaries” in Section 6.10 were read to refer to such Person.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOLV” means SOLV Energy, LLC (f/k/a SOLV, Inc.), a Delaware limited liability company.

“SOLV Holdings” has the meaning assigned to such term in the recitals.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency has designated as a “special flood hazard area”.

“Specified Asset Sale” has the meaning assigned to such term in Section 2.12(c).

“Sponsor” means, collectively, AS, its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Sponsor Model” means the model delivered by the Sponsor to the Initial Lenders on July 28, 2024.

“Spot Rate” means, for any currency, on any date of determination, the rate determined by the Required Lenders and the Borrower for obtaining a spot rate for such currency with another currency.

“SRE Business” has the meaning assigned to such term in the Odyssey Acquisition Agreement.

“Stormwater Liability Grace Period” has the meaning assigned to such term in Section 7.01(m).

“Stormwater Matters” has the meaning assigned to such term in the Odyssey Acquisition Agreement.

“Stormwater Net Proceeds” means, with respect to any Seller Indemnification Event, the Cash proceeds thereof, net of all such amounts applied towards reimbursement of any costs and expenses incurred in respect of the Stormwater Matters (including payment of any fines and penalties or legal fees), repairing or curing the defect, or replacing the relevant asset, in each case, to which the indemnification relates, as applicable.

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any of its Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or, Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or any Subsidiary) not prohibited by this Agreement, (d) any incurrence of Indebtedness (other than revolving Indebtedness), (e) any repayment of Indebtedness, (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount), (g) the implementation of any Cost Saving Initiative and/or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis. It is understood and agreed for the avoidance of doubt that the term “Subject Transaction” shall not include any DevCo Acquisition and/or any DevCo Disposition.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, in each case, to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any Subsidiary of the Borrower.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Supported QFC” has the meaning assigned to such term in Section 9.24.

“Supporting Obligation” has the meaning set forth in Article 9 of the UCC.

“Surety Bond Indebtedness” means Indebtedness of the Borrower and/or its Subsidiaries with respect to performance bonds, surety bonds, lien bonds, interconnection bonds, payment bonds, appeal bonds, customs bonds or, in each case, similar instruments incurred in the ordinary course of business.

“Tax and Trust Funds” means Cash, Cash Equivalents or other assets that are comprised solely of (a) funds used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of the employees of the Borrower and/or any Subsidiary, (b) Taxes required to be collected, remitted or withheld (including, federal and state withholding taxes (including the employer’s share thereof)) and (c) other funds which the Borrower holds in trust or as an escrow or fiduciary for another Person which is not the Borrower in the ordinary course of business.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15(a) and (b) and making any calculations under clause (d) of the definition of “Incremental Cap”, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Borrower are available.

“Threshold Amount” means the greater of $28,000,000 and 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Title Policies” has the meaning assigned to such term in the definition of “Collateral Requirement”.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; and (c) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, as the context may require, (a) prior to the Restatement Date, the “Transactions” as used and defined in the Original Credit Agreement as in effect immediately prior to the Restatement Date and/or (b) on and after the Restatement Date, collectively, (i) the consummation of the Restatement Date Transactions, (ii) the execution, delivery and performance of the Amendment No. 3 to Opco Revolving Credit Agreement, and (iii) to the extent not duplicative of any of clauses (i) or (ii) above, the payment (including deemed payment via exchange and conversion, if applicable hereunder) of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable Requirements of Law in the country where such Person is subject to home jurisdiction supervision if the applicable Requirements of Law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash Amount” means, as to any Person, on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Persons and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facility, the Opco Revolving Facility and/or other Indebtedness permitted to be secured on a pari passu or junior basis with the Credit Facility (which may also include Cash and Cash Equivalents securing any First Lien Debt, Junior Lien Debt and/or any Indebtedness permitted to be secured on a pari passu or junior basis with the Credit Facility or the Opco Revolving Facility).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) and 31 C.F.R. § 1010.230.

“U.S.” means the United States of America.

“U.S. EPA” means the United States Environmental Protection Agency.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.24.

“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“U.S. Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“White Spruce” has the meaning assigned to such term in the recitals.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower and/or any of its Subsidiaries or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WTNA” has the meaning assigned to such term in the preamble to this Agreement.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Initial Term Loan Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and/or 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or transaction with Affiliates, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) and (x)); provided, that it is understood that the provisions of this Section 1.03(b) shall apply to any amount incurred in reliance on any provision of the definition of “Incremental Cap”), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided, that:

(i) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, are or become internally available on the date of or following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01 (other than Sections 6.01(a) and (x)) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Sections 6.01(q)(b) and/or 6.01(w)(b), as applicable, such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(q) or Section 6.01(w), as applicable (subject to any other applicable provision of Sections 6.01(q)(b) and/or 6.01(w)(b), as applicable) and any associated Lien will be deemed to have been permitted under Section 6.02(s) (subject, in the case of any such Lien on the Collateral, to an Acceptable Intercreditor Agreement) upon any such reclassification; it being understood for the avoidance of doubt that this clause (i) shall not limit the provisions of the definition of “Incremental Cap”);

(ii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available following the making of any Investment in reliance on Section 6.06 (other than Section 6.06(bb)), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(bb), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(bb);

(iii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available, following the making of any Restricted Payment under Section 6.04(a) (other than Section 6.04(a)(xi)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 6.04(a)(xi), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(a)(xi); and

(iv) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available, following the making of any Restricted Debt Payment under Section 6.04(b) (other than Section 6.04(b)(vii)), if all or any portion of such Restricted Debt Payment could, based on such financial statements, have been made in reliance on Section 6.04(b)(vii), such Restricted Debt Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(b)(vii).

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” means international financial reporting standards pursuant to IFRS (provided, that after such conversion, the Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower and/or any of its Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period) (it being understood, for the avoidance of doubt, that solely for purposes of calculating actual compliance with Section 6.15(a), the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder may, at the option of the Borrower, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than Section 6.15(a)) the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15(a) and calculating compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender agrees to extend the maturity date of, or replace, renew or refinance, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.15(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any Limited Condition Acquisition (including the assumption or incurrence of Indebtedness) and/or (B) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Limited Condition Acquisition (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), either (x) (I) the execution of the definitive agreement with respect to Limited Condition Acquisition or (II) in connection with any Limited Condition Acquisition to which the United Kingdom City Code on Takeover and Mergers (or any

comparable Requirement of Law in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the relevant target of such Limited Condition Acquisition (or equivalent notice under such comparable Requirement of Law in such other jurisdiction) or (y) the consummation of such Limited Condition Acquisition and (2) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant Limited Condition Acquisition, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis and (II) to the extent definitive documents in respect thereof have been executed or delivery of notice with respect to a Restricted Debt Payment (which definitive documents or notice has not terminated or expired without the consummation thereof), any additional Limited Condition Acquisition, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments that the Borrower has elected to be determined as set forth in this clause (a).

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.15(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation.

(c) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under any revolving facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.15(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount other than, for the avoidance of doubt, any amount expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction. The Borrower may select that any amount incurred or transaction entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise and except as set forth in the definition of “Incremental Cap”, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.

(d) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(e) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(f) Whenever a financial ratio or test is to be calculated on a pro forma basis (except with respect to (i) any calculation pursuant to clause (d) of the definition of “Incremental Cap” and (ii) any determination of actual compliance with Section 6.15(a)), the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower).

Section 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.12 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.13 DevCo Disposition. It is understood and agreed for the avoidance of doubt that any DevCo Disposition shall be deemed to have been consummated in the ordinary course of business.

Section 1.14 Negative Covenant Carveouts. It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Article 6 herein may include items or activities that are not restricted by the relevant provision.

Section 1.15 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Restatement Date pursuant to the funding mechanics set forth in Section 2.07 in Dollars in a principal amount not to exceed its Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loans may not be re-borrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any U.S. federal withholding tax with respect to such SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $500,000 and in an integral multiple of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of 10 different Interest Periods in effect for SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03 Requests for Borrowings. Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by a Borrowing Request or an Interest Election Request, as applicable (provided, that notices in respect of any Term Loan Borrowing (x) to be made or deemed to be made on the Restatement Date may be conditioned on the closing of the Restatement Date Merger and (y) to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a written Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. (New York City time) three (3) Business Days prior to the requested day of any Borrowing of, conversion to or continuation of SOFR Loans or (ii) 1:00 p.m. (New York City time) three (3) Business Days prior to the requested Borrowing of or conversion to ABR Loans, or, in each case of clauses (i) and (ii), such later time as is reasonably acceptable to the Administrative Agent; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four (4) Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably)), whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. (New York City time) three (3) Business Days before the requested date of the relevant Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably)), the Administrative Agent, if directed by the applicable Lenders, shall notify the Borrower whether or not the requested Interest Period is available to the applicable Lenders.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section or (y) in the case of any SOFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings; Cashless Roll.

(a) It is hereby agreed that on and as of the Restatement Date, each Existing Lender that holds Existing SOLV Loans under the Original Credit Agreement immediately prior to the effectiveness of the Restatement Date shall (i) have exchanged and converted (x) all of the principal amount of its Existing SOLV Loans under the Original Credit Agreement that are outstanding immediately prior to the effectiveness of the Restatement Date (the “Refinanced SOLV Loans”) and (y) all of the other Existing SOLV Obligations which constitute fees and premiums (if applicable) with respect to the Refinanced SOLV Loans pursuant to the terms of the Original Credit Agreement that are outstanding immediately prior to the effectiveness of the Restatement Date (together with the Refinanced SOLV Loans, collectively, the “Exchanged SOLV Obligations”), in each case, for Initial Term Loans hereunder, (ii) upon such exchange and conversion, be deemed to have funded Initial Term Loans hereunder in the full amount of the Commitment set forth in the Commitment Schedule (which amount is in an aggregate principal amount equal to the Exchanged SOLV Obligations so exchanged and converted) and satisfied its Initial Term Loan Commitment hereunder to so fund Initial Term Loans in such amount, and (iii) upon such exchange and conversion, become an Initial Term Lender hereunder with respect to such Initial Term Loans deemed funded. Each such Existing Lender hereby agrees that, on and as of the Restatement Date, all of the outstanding principal amount of its Existing SOLV Loans shall be deemed to have been repaid in full and discharged, as if repaid in cash in immediately available funds, for all purposes of the Original Credit Agreement, without the need for further action (or further payment in cash or otherwise) by the Borrower or any other Person. Concurrently with the exchange and conversion pursuant to Section 2.07(a), the Borrower shall pay all accrued and unpaid interest on the Refinanced SOLV Loans on the Restatement Date pursuant to the terms of the Original Credit Agreement (and, for the avoidance of doubt, in accordance with paragraph 2 of the standard terms of any applicable Assignment and Assumption (as defined in the Original Credit Agreement) executed on or prior to the Restatement Date) and certain other amounts (as set forth in a flow of funds memorandum delivered to it by the Borrower on or prior to the Restatement Date) to Persons that were lenders under the Original Credit Agreement on or prior to the Restatement Date, and the Administrative Agent is hereby authorized and directed to remit such amounts received from the Borrower to the applicable Persons as provided for in the Original Credit Agreement.

(b) It is hereby agreed that on and as of the Restatement Date, each Existing Lender that holds Existing CS Energy Loans under the Existing CS Energy Credit Agreement immediately prior to the effectiveness of the Restatement Date shall (i) have exchanged and converted (x) all of the principal amount of its Existing CS Energy Loans under the Existing CS Energy Credit Agreement that are outstanding immediately prior to the effectiveness of the Restatement Date (the “Refinanced CS Energy

Loans”) and (y) all of the other Existing CS Energy Obligations which constitute fees and premiums (if applicable) with respect to the Refinanced CS Energy Loans pursuant to the terms of the Existing CS Energy Credit Agreement that are outstanding immediately prior to the effectiveness of the Restatement Date (together with the Refinanced CS Energy Loans, collectively, the “Exchanged CS Energy Obligations”), in each case, for Initial Term Loans hereunder, (ii) upon such exchange and conversion, be deemed to have funded Initial Term Loans hereunder in the full amount of the Commitment set forth in the Commitment Schedule (which amount is in an aggregate principal amount equal to the Exchanged CS Energy Obligations so exchanged and converted) and satisfied its Initial Term Loan Commitment hereunder to so fund Initial Term Loans in such amount, and (iii) upon such exchange and conversion, become an Initial Term Lender hereunder with respect to such Initial Term Loans deemed funded. Each such Existing Lender hereby agrees that, on and as of the Restatement Date, all of the outstanding principal amount of its Existing CS Energy Loans, together with the Existing CS Energy Obligations (other than (x) contingent obligations not then due and payable and that by their terms survive the termination of the Existing CS Energy Credit Agreement and (y) any due and unpaid expenses that are required to be paid in cash pursuant to the Existing CS Energy Credit Agreement), shall be deemed to have been repaid in full and discharged, as if repaid in cash in immediately available funds, for all purposes of the Existing CS Energy Credit Agreement, without the need for further action (or further payment in cash or otherwise) by the Borrower or any other Person. It is expressly understood and agreed for the purpose of this Section 2.07 that, on and as of the Restatement Date, (x) all of the outstanding principal amount of the Existing CS Energy Loans shall be deemed to have been repaid in full and discharged, as if repaid in cash in immediately available funds, for all purposes of the Existing CS Energy Credit Agreement, without the need for further action (or further payment in cash or otherwise) by the CS Energy Borrower, the Borrower or any other Person and (y) the Borrower shall be deemed to have assumed all Exchanged CS Energy Obligations outstanding immediately prior to the Restatement Date by means of the exchange and conversion contemplated above in this Section 2.07 (in the case of Exchanged CS Energy Obligations) and as result of the consummation of the Restatement Date Merger (in the case of all other Existing CS Energy Obligations). Concurrently with the exchange and conversion pursuant to this Section 2.07(b), the CS Energy Borrower (or, as applicable, the Borrower as successor to the CS Energy Borrower) shall pay all accrued and unpaid interest on the Refinanced CS Energy Loans on the Restatement Date pursuant to the terms of the Existing CS Energy Credit Agreement (and, for the avoidance of doubt, in accordance with paragraph 2 of the standard terms of any applicable Assignment and Assumption (as defined in the Existing CS Energy Credit Agreement) executed on or prior to the Restatement Date), and the Existing CS Energy Agent is hereby authorized and directed to remit such amounts received from the CS Energy Borrower (or the Borrower, as applicable) to the applicable Persons as provided for in the Existing CS Energy Credit Agreement.

(c) Notwithstanding anything to the contrary herein, upon the occurrence of the Restatement Date, the Initial Term Loans funded (or deemed funded) pursuant to clauses (a) and (b) above shall, collectively, constitute a single tranche of Initial Term Loan and a single “Borrowing” hereunder and under the other Loan Documents and be subject to the same Interest Period. Immediately upon the exchange and conversion of the Exchanged SOLV Obligations and the Exchanged CS Energy Obligations and the funding (or deemed funding) of the Initial Term Loans, in each case, under this Section 2.07, all Initial Term Loan Commitments shall be terminated pursuant to Section 2.09(a).

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. For any subsequent Interest Periods, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request, in accordance with Section 2.03, appropriately completed and signed by a Responsible Officer of the Borrower of the applicable election to the Administrative Agent.

(c) If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Restatement Date shall automatically terminate upon the making or deemed making of the Initial Term Loans on the Restatement Date and (ii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent for the account of each Term Lender (A) commencing December 31, 2024, on the last day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case, in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases and assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)), and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(i) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans of such Class pursuant to Section 2.22(a)).

(b) [Reserved].

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other amounts in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of any Class in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term Loans only, to Section 2.12(c) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) [Reserved].

(iii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) (i) in the case of any prepayment of any SOFR Borrowing, not later than 1:00 p.m. (New York City time) three (3) Business Days before the date of prepayment (or such shorter notice as the Administrative Agent may reasonably agree) or (ii) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided, that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth (5th) Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on or about December 31, 2024, the Borrower shall prepay the outstanding principal amount and accrued interest of Initial Term Loans and Additional Loans then subject to ratable prepayment requirements in accordance with clause (vi) of this Section 2.11(b) below in an aggregate amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Subsidiaries for the Excess Cash Flow Period then ended, minus (B) at the option of the Borrower, (w) the aggregate principal amount of any (I) Loans prepaid pursuant to Section 2.11(a) during such Fiscal Year, or at the option of the Borrower, after such Fiscal Year but prior to the applicable ECF Prepayment Amount payment date (such period, the “ECF Reduction Period”), (II) any Incremental Equivalent Debt and/or Replacement Debt optionally prepaid or redeemed during the ECF Reduction Period and/or (III) the aggregate principal amount of any other First Lien Debt or Junior Lien Debt prepaid during the ECF Reduction Period pursuant to such equivalent provisions under any other document governing any such Indebtedness, (x) the aggregate principal amount of any voluntary prepayment of Opco Revolving Facility Indebtedness and/or any other revolving Indebtedness (in each case, to the extent accompanied by a permanent reduction in the relevant commitment), (y) the amount of any reduction in the outstanding amount of (I) any Term Loans resulting from any purchase or assignment made in accordance with Section 9.05(g) (including in connection with any Dutch Auction), (II) any Incremental Equivalent Debt and/or Replacement Debt resulting from any purchase or assignment made by an Affiliated Lender or the Borrower, as applicable and/or (III) the amount of any reduction in the outstanding amount of any other First Lien Debt or Junior Lien Debt resulting from any purchase or assignment made by an Affiliated Lender or the Borrower, as applicable, in each case, for such period and, in each case under this clause (y), based upon the actual amount of cash paid in connection with the relevant purchase or assignment or (z) any amount applied (or contractually committed to be applied) during the ECF Reduction Period, for Capital Expenditures, Restricted Debt Payments and/or acquisitions or other similar Investments, in each case of clause (w), (x), (y) and (z), (1) excluding any such assignment, purchase, optional prepayment and/or amounts, as applicable, made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year and (2) to the extent that the relevant prepayments were not financed with the proceeds of other Indebtedness (other than revolving Indebtedness) of the Borrower or its Subsidiaries); provided, that no prepayment under this Section 2.11(b)(i) shall be required unless and to the extent the amount thereof would exceed $5,000,000 (with only amounts in excess of such threshold subject to prepayment); provided, further, that (x) no prepayment under this Section 2.11(b)(i) shall be required during an ECF Trigger Period to the extent such ECF Prepayment Amount is required to be applied towards mandatorily prepaying the revolving loans then outstanding under the Opco Revolving Credit Agreement as in effect as of the date hereof (without any reduction of the revolving commitments thereunder); it being understood and agreed that only amounts in excess of the Opco Prepayment Threshold shall be subject to any such prepayment obligation under the Opco Revolving Credit Agreement, and (y) the balance of any ECF Prepayment Amount remaining after the same has been applied to prepay revolving loans as described under preceding clause (x) shall promptly be applied to prepay the Initial Term Loans and Additional Loans as otherwise required pursuant to this Section 2.11(b)(i); provided, further, that if at the time that any such prepayment would be required, the Borrower (or any Subsidiary of the Borrower) is also required to prepay any other First Lien Debt pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and the relevant Other Applicable Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii) No later than the fifth (5th) Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $5,000,000 in any Fiscal Year (with only amounts in excess of such threshold subject to prepayment), the Borrower shall apply 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount and accrued interest of Initial Term Loans and Additional Loans then subject to ratable prepayment requirements (the “Subject Loans”) in accordance with clause (vi) below; provided, that (A) if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in the business (other than Cash or Cash Equivalents) of the Borrower or any of its Subsidiaries, then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 365 days following receipt thereof, or (y) the Borrower or any of its Subsidiaries has committed to so reinvest the Subject Proceeds during such 365-day period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 365-day period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Subsidiaries is required to repay or repurchase any Other Applicable Indebtedness (or offer to repurchase such Other Applicable Indebtedness), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to finance all or a portion of the Loans in accordance with the requirements of Section 6.01(z), in each case, to the extent required by the terms thereof to prepay or offer to prepay such Indebtedness), the Borrower shall, promptly upon (and in any event not later than two Business Days after receipt of such Net Proceeds by the Borrower or its applicable Subsidiary), apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans in accordance with clause (vi) below.

(iv) No later than the fifth (5th) Business Day following the receipt of Stormwater Net Proceeds by either the Opco or the Parent upon enforcement of the indemnification obligations of Swinerton Builders, a California corporation and Swinerton Incorporated, a California corporation, under the Odyssey Acquisition Agreement with respect to the Stormwater Matters (such enforcement, a “Seller Indemnification Event”), then the Borrower shall apply 100% of the Stormwater Net Proceeds received with respect to such Seller Indemnification Event to prepay the outstanding principal amount and accrued interest of the Subject Loans in accordance with clause (vi) below.

(v) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that if the Borrower determines in good faith the relevant Excess Cash Flow is generated by any Non-U.S. Subsidiary, the relevant Prepayment Asset Sale is consummated by any Non-U.S. Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Non-U.S. Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be, in the good faith determination of the Borrower, prohibited or delayed under any Requirement of Law or conflict with the fiduciary duties of such Non-U.S. Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Non-U.S. Subsidiary (it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Non-U.S. Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow or such Subject Proceeds as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v))),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the distribution to the Borrower of such Excess Cash Flow or Subject Proceeds would, in the good faith determination of the Borrower, be prohibited under the Organizational Documents governing such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)), and

(C) if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower, directly or indirectly, from a Non-U.S. Subsidiary as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above would result in the Borrower or any of its Subsidiaries incurring a material Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided, that to the extent that the repatriation (or other intercompany distribution) of the relevant Subject Proceeds or Excess Cash Flow, directly or indirectly, from the relevant Non-U.S. Subsidiary would no longer have a material tax consequence within the 365 day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above;

(vi) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(b) not later than 1:00 p.m. (New York City time) four (4) Business Days before the date of prepayment (or such shorter period of notice as the Administrative Agent may reasonably agree); it being understood that any such notice may be revocable by the Borrower. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Any Term Lender may elect, by notice to the Administrative Agent at or prior to three (3) Business Days prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.11(b) or any prepayment of Term Loans pursuant to Section 2.11(a) to the extent in reliance on the proviso to Section 2.12(c), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower and shall be applied to increase the Available Amount; provided, that for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to finance all or a portion of the Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vii) Except as otherwise contemplated by this Agreement or provided in, or intended with respect to, any Refinancing Amendment, any Incremental Facility Amendment, any Extension Amendment or any issuance of Replacement Debt (provided, that such Refinancing Amendment, Incremental Facility Amendment or Extension Amendment may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of mandatory prepayments of Term Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement), in each case, effectuated or issued in a manner consistent with this Agreement, each prepayment of Term Loans pursuant to Sections 2.11(b)(i), (ii), (iii) and (iv) shall be applied ratably to each Class of Term Loans then outstanding which is pari passu with the Initial Term Loans in right of payment and with respect to security (provided, that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Facility or Replacement Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced). With respect to each relevant Class of Term Loans, all accepted prepayments under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. If no Lenders exercise the right to waive a prepayment of the Term Loans pursuant to Section 2.11(b)(vi), the amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans to the full extent thereof and then to the then outstanding Term Loans that are SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16. Notwithstanding anything herein to the contrary, the Administrative Agent is not responsible for minimizing the amount of any payments required to be made by the Borrower or otherwise determining the application of any prepayment amounts and shall be solely responsible for applying such amounts as directed by the Borrower.

(viii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term Loans under clause (ii) (with respect to a Specified Asset Sale) and clause (iii) above, subject to Section 2.12(c) but shall otherwise be without premium or penalty.

Section 2.12 Fees.

(a) The Borrower agrees to pay to (i) the Administrative Agent, for its own account, the fees described in the Agency Fee Letter and (ii) each Initial Term Lender, for its own account, the fees described in the Lender Fee Letter. The Administrative Agent is authorized and directed to make the payment set forth in sub-clause (ii) pursuant to a flow of funds memorandum delivered to it by the Borrower on or prior to the Restatement Date.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Person to who such fees are due. Fees paid shall not be refundable under any circumstances except as otherwise provided in the applicable Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(c) In the event that, on or prior to the second (2nd) anniversary of the Restatement Date (x) the Borrower prepays any Initial Term Loan pursuant to Section 2.11(a)(i), Section 2.11(b)(ii) (solely with respect to the sale or other Disposition of all or substantially all of the assets of the Opco and its Subsidiaries, as determined by the Borrower in good faith (a “Specified Asset Sale”)) or Section 2.11(b)(iii) (it being understood and agreed for the avoidance of doubt that prepayments as a result of purchases or assignments made pursuant to Section 9.05(g) shall not be subject to this Section 2.12(c)), (y) all or any portion of the Initial Term Loans are prepaid as a result of the acceleration of the Obligations in accordance with the last paragraph of Article 7 hereof or (z) any Initial Term Lender is replaced as a result of the application of Section 2.19(b)(iv) prior to the second (2nd) anniversary of the Restatement Date (each of the event specified in clauses (x), (y) and (z), a “Prepayment Event”), then, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, an amount equal to:

(i) if such Prepayment Event occurs prior to the first (1st) anniversary of the Restatement Date, 2.00% (the “First Year Premium”) of the aggregate principal amount of the Initial Term Loans so prepaid or accelerated; provided, that if the Borrower prepays any Initial Term Loan with the proceeds of any Public Company Transaction consummated on or prior to the first (1st) anniversary of the Restatement Date, in lieu of the First Year Premium, the Borrower shall pay an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid; or

(ii) if such Prepayment Event is on or after the first (1st) anniversary of the Restatement Date, but prior to the second (2nd) anniversary of the Restatement Date, 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid or accelerated;

provided, that (1) no prepayment premium shall be payable hereunder in connection with any prepayment or acceleration on or after the second (2nd) anniversary of the Restatement Date and (2) no prepayment premium or penalty or similar fees or charges shall be payable under this Agreement in connection with any prepayment pursuant to Section 7.01(m) of any Loans during the Stormwater Liability Grace Period.

(d) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee (other than amounts paid pursuant to the Lender Fee Letter, for which the Administrative Agent shall have no duty to perform any calculations) hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if an Event of Default exists pursuant to Sections 7.01(a), (f) or (g), and any principal of or interest on any Term Loan or any fee or premium payable by the Borrower hereunder is not, in each case, paid when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan, as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% plus the rate applicable to Term Loans that are ABR Loans as provided in Section 2.13(a); provided, that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date applicable to such Term Loan; provided, that (A) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(f) All computations of interest for ABR Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14 Alternate Rate of Interest; Benchmark Replacement Settings.

(a) Subject to Section 2.14(b) hereof, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent or the Required Lenders (who shall provide notice thereof to the Administrative Agent) determine (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by electronic mail or, in the case of the Lenders, by posting to the Platform as promptly as practicable thereafter and, until the Administrative Agent or the Required Lenders, as applicable, notifies the Borrower, the Administrative Agent (if applicable) and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent or the Lenders, as applicable, agree to do promptly, (x) the obligation of the Lenders to make or maintain SOFR Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, (2) failing that, the Borrower will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein; provided, however, that if no such election is made by the Borrower within three days after receipt of such notice, the Borrower shall be deemed to have elected clause (1) above. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.14(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(B) No Hedge Agreement shall constitute a “Loan Document” for purposes of this Section 2.14(b).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent (acting at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Administrative Agent (acting at the direction of the Required Lenders) or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment, implementation of any Benchmark Replacement Conforming Changes, the timing of implementation of any Benchmark Replacement or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b), and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Term SOFR);

(ii) subjects any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the applicable interbank market any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any SOFR Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such or such Lender’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the actual amount of any actual out-of-pocket loss, expense and/or liability (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain SOFR Loans, but excluding loss of anticipated profit) that such Lender may incur or sustain as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the Borrower shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the reasonable determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17, the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) [Reserved].

(e) As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, executed copies of IRS Form W- 8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) executed copies of IRS Form W-8ECI (or any successor forms);

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership), executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2, or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 on behalf of each such direct or indirect partner(s);

(C) each Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or

Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation (including any specific documentation required above in this Section 2.17(f)) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if such Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Administrative Agent Documentation. On or before the Restatement Date, the Administrative Agent shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower duly executed copies of either (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the U.S., including Taxes imposed under FATCA.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. (New York City time) on the date when due, in Same Day Funds, without set-off or counterclaim. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Each such payment shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that any payment made pursuant to Sections 2.15, 2.16, 2.17 or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest in respect of the Loans of a given Class and each conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Subject to Section 1.09, all payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to guarantees by the Borrower received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all fees, costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of the Administrative Agent’s agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrower and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Borrower constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations, fourth, as provided in each applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date in a Borrowing Request of any Borrowing of SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03. If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain SOFR Loans pursuant to Section 2.20, or the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain SOFR Loans pursuant to Section 2.20, (ii) the Borrower is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided, that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans of such Class of Loans and/or Commitments (including, if applicable, any amount owing pursuant to Section 2.12(c)), accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment, (C) in the case of an assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (D) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and deliver to the Borrower any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided, that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, with prior written notice to such Lender, to execute any such Assignment Agreement, at the instruction of the Borrower, to carry out the provisions of this clause (b), and the Administrative Agent shall have no liability for any action so taken pursuant to such appointment and the instruction of the Borrower.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by such Lender without reference to Term SOFR component of the Alternate Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), at its election prepay or convert all of such Lender’s SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by such Lender without reference to Term SOFR component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender to the extent permitted by applicable Requirements of Law:

(a) [Reserved].

(b) The Loans and the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. In determining whether the Administrative Agent shall be protected in relying upon any request, demand, authorization, direction, notice, consent, waiver or other communication, only Loans and Commitments that a Responsible Officer of the Administrative Agent actually knows to be held by a Defaulting Lender shall be so disregarded.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied as follows: first, to the payment of any amount owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Required Lenders or the Borrower may elect, to be held in a deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) In the event that the Required Lenders and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Required Lenders will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash collateral), then on such date such Lender shall purchase at par such of the Loans of the other Lenders or participations in Loans or take such other actions as the Required Lenders and/or the Borrower determine are necessary in order for such Lender to hold such Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22 Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new Class or increase, an “Incremental Facility” and any loans made pursuant to an Incremental Facility, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided, that:

(i) no Incremental Commitment in respect of any Incremental Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree),

(ii) except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender; provided, that (A) so long as the Initial Lenders and their respective Affiliates, collectively, hold at least 50.1%, but none of such Initial Lenders, together with its respective Affiliates, individually hold at least 50.1%, in each case, of the then outstanding Term Loans at the time the Borrower elects to implement any Incremental Facility, prior to entering into definitive documentation with respect to any Incremental Facility, the Borrower shall have first provided the Initial Lenders with a reasonable opportunity to collectively propose terms with respect to such Incremental Facility or (B) so long as BXCI holds at least 50.1% of the then outstanding Term Loans at the time the Borrower elects to implement any Incremental Facility, prior to entering into definitive documentation with respect to any Incremental Facility, the Borrower shall have first provided BXCI with a reasonable opportunity to propose terms with respect to such Incremental Facility (it being understood that if the Borrower does not elect to pursue any Incremental Facility on the terms initially offered by any Initial Lenders or their affiliates pursuant to this clause (ii), the Borrower shall not be required to make any subsequent offer to such Initial Lenders or their Affiliates),

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) except as otherwise permitted herein (including with respect to margin, pricing, maturity and fees), (A) the terms of any Incremental Facility, may not be materially more favorable (taken as a whole) to the relevant Incremental Lenders than the terms of the Initial Term Loans, unless such terms are acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably)) (it being agreed that any terms contained in such Incremental Facility that are (x) applicable only after the then-existing Latest Maturity Date, (y) more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to the applicable Incremental Facility Amendment and/or (z) consistent with current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith), shall, in each case, be deemed acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) and (B) any Incremental Facility that consists of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loans,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided, that (A) the Effective Yield applicable to any Incremental Facility that constitutes MFN Indebtedness may not be more than 0.50% higher than the Effective Yield applicable to the Initial Term Loans, unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Term SOFR floor) with respect to the Initial Term Loans is adjusted such that the Effective Yield on the Initial Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Facility and (B) any increase in Effective Yield applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor or Term SOFR floor on any Incremental Loan may, at the election of the Borrower, be effected through an increase in the Alternate Base Rate floor or Term SOFR floor applicable to such Initial Term Loan (this proviso, the “MFN Provision”),

(vi) the final maturity date with respect to any Incremental Loans (other than Customary Bridge Loans or Customary Term A Loans) shall be no earlier than the Latest Maturity Date,

(vii) the Weighted Average Life to Maturity of any Incremental Facility (other than Customary Bridge Loans or Customary Term A Loans) shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans,

(viii) subject to clauses (vi) and (vii) above, any Incremental Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) any Incremental Facility may rank pari passu with or junior to any then-existing Class of Term Loans in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured, it shall be subject to an Acceptable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Incremental Facility proceeds are deposited shall not constitute a guarantee) or (y) secured by any assets other than the Collateral (other than with respect to proceeds of such Incremental Facility that are subject to (and only for so long as they are subject to) an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Facility),

(xi) any Incremental Facility may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vii), in each case, to the extent provided in such Sections; provided, that, any Incremental Facility may participate (1) in any voluntary prepayment of Term Loans on a pro rata basis, greater than pro rata basis or less than pro rata basis with the then-outstanding Term Loans, and (2) in any mandatory prepayment, on a pro rata basis (to the extent secured on a pari passu basis with the Initial Term Loans) or less than pro rata basis with the then-outstanding Credit Facility (and on a greater than pro rata basis with respect to any prepayment of any such Incremental Loans with the proceeds of any Refinancing Indebtedness or any Incremental Facility incurred in reliance on clause (b) of the Incremental Cap),

(xii) (A) subject to Section 1.10(a), except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with an acquisition or similar Investment permitted under this Agreement, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility and (B) no Event of Default under Sections 7.01(a), (f) or (g) exists immediately prior to or after giving effect to such Incremental Facility,

(xiii) the proceeds of any Incremental Facility may be used for working capital and/or other general corporate purposes (including Capital Expenditures, acquisitions, Investments, Restricted Payments and Restricted Debt Payments and related fees and expenses) and any other use not prohibited by this Agreement, and

(xiv) on the date of the Borrowing of any Incremental Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Loans will participate proportionately in each then- outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv)(B) may result in new Incremental Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding SOFR Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided, that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c) Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request or at the request of the Required Lenders, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent shall have received, on behalf of the Incremental Lenders, the amount of any fees payable to the Incremental Lenders in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.22(f), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans) and (v) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in Section 2.22(a)(xii) above has been satisfied.

(e) Notwithstanding anything herein to the contrary, the Administrative Agent shall have no obligation to confirm or otherwise ascertain whether any conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans or the execution of any Incremental Facility Amendment have been satisfied and shall incur no liability in connection with executing any Incremental Facility Amendment.

(f) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in connection with the establishment of such new Classes or sub-Classes, in each case, on terms consistent with this Section 2.22. In addition, the Incremental Facility Amendment with respect to any Incremental Facility may, without the consent of any Lenders (other than those providing such Incremental Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary, appropriate or advisable to make the applicable Incremental Loans “fungible” with the relevant existing Class of Term Loans (including by modifying the amortization schedule in a manner that does not result in a reduction of the amount of amortization owing to the then-existing Lenders and/or extending the time period during which any prepayment premium applies) and to make the administration of the applicable Incremental Loans administratively feasible for the Administrative Agent.

(g) Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(h) This Section 2.22 shall supersede any provision in Sections 2.18 or 9.02 to the contrary.

Section 2.23 Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate a transaction with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer

(including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted so long as the following terms are satisfied:

(i) [Reserved];

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (C) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) the final maturity date of any Extended Term Loans may be no earlier than the then applicable Latest Maturity Date at the time of Extension;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans,

(vi) any Class of Extended Term Loans may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vii), in each case, to the extent provided in such Sections;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent (acting at the direction of the Required Lenders) otherwise agrees, any Extension must be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition must be satisfied or waived by the Borrower; and

(x) any documentation in respect of any Extension shall be consistent with the foregoing.

(b) (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in Section 2.23(a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided, that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in connection with the establishment of such new Classes or sub-Classes, in each case, on terms consistent with this Section 2.23 and to make the administration of such new Classes or sub-Classes in respect of Loans or Commitments administratively feasible for the Administrative Agent.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. The Borrower and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (b), in each case, with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of the Borrower. Each Loan Document has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by the Borrower and the performance by the Borrower thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of the Borrower’s Organizational Documents or (ii) Requirement of Law applicable to the Borrower which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any other material Contractual Obligation to which the Borrower is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (i) except as otherwise expressly noted therein and/or (ii) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments.

(b) Since the Restatement Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Restatement Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by the Borrower.

(b) The Borrower and each of its Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) Permitted Liens or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and each of its Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or knows of any basis for Environmental Liability and (ii) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility, or at any other site, in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Borrower, no PFAS or PFAS-containing material is present, Released, produced, used or stored at any Facility that could form the basis of any Environmental Liability of the Borrower or any of its subsidiaries except for the presence, Release, production, use or storage of PFAS that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08 Investment Company Status. The Borrower is not an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events for which liability has occurred during such five-year period, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Restatement Date, all written information (other than (i) any financial projections, forecasts, financial estimates, other forward-looking information and/or projected information (collectively, “Projections”) and (ii) information of a general economic or industry-specific nature) concerning the Borrower and its Subsidiaries prepared by or on behalf of the Borrower or its Subsidiaries or their respective representatives on their behalf and made available to any Lender in connection with the Restatement Date Transactions on or before the Restatement Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12 Solvency. As of the Restatement Date and after giving effect to the Restatement Date Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Restatement Date Transactions, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole, (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the Restatement Date; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in accordance with their terms. For the purposes of this Section 3.12, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13 Subsidiaries. Schedule 3.13 sets forth, in each case as of the Restatement Date, (a) a correct and complete list of the name of the Borrower and each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary, and (b) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14 Security Interest in Collateral. Subject to the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower makes no representation or warranty as to (A) the effect of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Non-U.S. Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, or (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (C) on the Restatement Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Restatement Date pursuant to the terms hereof.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17 OFAC; USA PATRIOT ACT and FCPA.

(a) (i) None of the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of any of the foregoing is a Person that is, or is owned or controlled by Persons that are: the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”), or located, organized or resident in any territory, region or country that is the subject of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) (“Sanctioned Country”); and (ii) the Borrower will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person (A) to finance any activities or business of or with any Person that is the subject of any Sanctions, or in any Sanctioned Country, in each case except as licensed or otherwise permitted by applicable Sanctions; or (B) in any other manner that would result in a violation of Sanctions by any Person.

(b) The Borrower and each of its Subsidiaries is in compliance with the USA PATRIOT Act and Sanctions.

(c) Neither the Borrower nor any of its Subsidiaries nor any director, officer, agent (solely to the extent acting in its capacity as an agent for the Borrower or any of its Subsidiaries) or employee of the Borrower or any of its Subsidiaries, has in the last five years taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case, in contravention of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority. The Borrower shall not directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority.

The representations and warranties set forth above in this Section 3.17 made by or on behalf of any Non-U.S. Subsidiary are subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary; it being understood and agreed that to the extent that any Non-U.S. Subsidiary is unable to make any representation or warranty set forth in this Section 3.17 as a result of the application of this sentence, such Non-U.S. Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4

CONDITIONS

Section 4.01 Restatement Date. The obligations of each Lender to make the Initial Term Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received from the Borrower to the extent party thereto, a counterpart signed by the Borrower (or written evidence reasonably satisfactory to each Lender to the extent party thereto (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Lender Fee Letter (with respect to the Initial Lenders only), (C) Amendment No. 1 to Pledge and Security Agreement, dated as of the Restatement Date, by and between the Borrower and the Administrative Agent, (D) a Perfection Certificate, (E) each Promissory Note requested by a Lender at least three (3) Business Days prior to the Restatement Date, (F) the Purchase Right Letter Agreement and (G) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received on the Restatement Date a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for the Borrower dated the Restatement Date and addressed to the Administrative Agent and the Lenders.

(c) Financial Statements and Pro Forma Financial Statements. The Initial Lenders shall have received the unaudited financial statements consisting of the balance sheet of the CS Energy Borrower and its Subsidiaries as at June 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended.

(d) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received (i) a certificate of the Borrower, dated the Restatement Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate of formation (or equivalent formation document) of the Borrower, certified by the relevant authority of its jurisdiction of organization, (x) the certificate of formation (or equivalent formation document) of the Borrower attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the operating agreement (or equivalent governing document) of the Borrower, together with all amendments thereto as of the Restatement Date and such operating agreement (or equivalent governing document) is in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers or other authorized signatories of the Borrower who are authorized to sign the Loan Documents to which the Borrower is a party on the Restatement Date and (ii) a good standing (or equivalent) certificate for the Borrower from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e) Representations and Warranties. The representations and warranties of the Borrower set forth in Article 3 and in each other Loan Document shall be true and correct in all material respects on and as of the Restatement Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, (i) all fees required to be paid on the Restatement Date pursuant to the Fee Letters and (ii) all legal fees and expenses of (A) White & Case LLP, as counsel to the Initial Lenders and (B) Seward & Kissel LLP, as counsel to the Administrative Agent (in the case of this clause (ii), to the extent invoiced at least three (3) Business Days prior to the Restatement Date or such later date to which the Borrower may agree) will, in each case, have been paid.

(g) Restatement Date Transactions. Prior to or substantially contemporaneously with the funding (including by way of exchange and conversion) of the Initial Term Loans on the Restatement Date, the Restatement Date Transactions shall have been consummated.

(h) Amendment No. 3 to Opco Revolving Credit Agreement. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received a copy of Amendment No. 3 to Opco Revolving Credit Agreement duly executed and delivered by each party thereto

(i) Solvency. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received a certificate in substantially the form of Exhibit K from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Restatement Date and certifying as to the matters set forth therein.

(j) No Default or Event of Default. No Default or Event of Default shall exist or would result from the consummation of the Restatement Date Transactions on the Restatement Date (including from the funding (including by way of exchange and conversion of the Initial Term Loans on the Restatement Date or the application of the proceeds (or deemed proceeds) thereof).

(k) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by any Collateral Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a continuing perfected Lien on the Collateral required to be delivered on the Restatement Date pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(l) USA PATRIOT Act, etc. The Administrative Agent shall have received, at least three (3) Business Days prior to the Restatement Date, (i) all documentation and other information required by regulatory authorities with respect to the Borrower, in each case, under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, that has been reasonably requested by any Initial Lender in writing at least ten (10) Business Days in advance of the Restatement Date.

(m) Material Adverse Effect. There shall not have occurred since December 31, 2023, a Material Adverse Effect.

(n) Officer’s Certificate. The Administrative Agent and the Initial Lenders (or their respective counsel) shall have received a customary certificate from a Responsible Officer of the Borrower certifying satisfaction of the conditions precedent set forth in Sections 4.01(e), (g), (j) and (m).

(o) Lien Searches. The Administrative Agent and the Initial Lenders shall have received customary lien searches conducted in the jurisdictions in which filings are necessary to perfect a security interest in Collateral of the Borrower.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Restatement Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Restatement Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, premium, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a) Quarterly Financial Statements. Within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about September 30, 2024, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries (it being expressly understood and agreed that in the case of the Fiscal Quarter ending on or about September 30, 2024, instead of delivering the consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries, the Borrower may deliver separate consolidated balance sheets and related consolidated statements of income or operations and cash flows to separately cover, for such Fiscal Quarter, (x) the entities being the Borrower and its Subsidiaries prior to the consummation of the Restatement Date Combination and (y) the entities being CS Energy Borrower (or the Borrower as the successor to the CS Energy Borrower) and its Subsidiaries prior to the consummation of the Restatement Date Combination and such delivery of those separate consolidated balance sheets and related consolidated statements of income or operations and cash flows within sixty (60) days after the end of such Fiscal Quarter shall satisfy the requirement under this Section 5.01(a)) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing after the completion of the fourth full Fiscal Quarter ended after the Restatement Date for which financial statements were delivered pursuant to this Section 5.01(a), setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. Within 120 days (or, in the case of the Fiscal Year ending December 31, 2024, within 150 days) after the end of each Fiscal Year ending after the Restatement Date, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Restatement Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon prepared by a “Big Four” accounting firm or another independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (A) the impending maturity of any Indebtedness and/or (B)

the breach or anticipated breach of any financial covenant) but may include a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate; Narrative Report. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.01(a) and (b), a duly executed and completed Compliance Certificate and a Narrative Report;

(d) Stormwater Matters. To the extent not already provided under other clauses of this Section 5.01, regular updates on any material developments of which the Borrower has knowledge in respect of the Stormwater Matters while such Stormwater Matters remain ongoing;

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed written notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Borrower to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) Financial Plan. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(b) for the preceding Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2024, an annual budget prepared by management of the Borrower, consisting of a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower for such Fiscal Year; provided, that no such annual budget shall be required to be delivered following the consummation of a Public Company Transaction;

(i) Information Regarding Collateral. Prompt (and, in any event, within 75 days of the relevant change) written notice to the Administrative Agent of any change (i) in the Borrower’s legal name, (ii) in the Borrower’s type of organization, (iii) in the Borrower’s jurisdiction of organization or (iv) in the Borrower’s organizational identification number, in each case, to the extent such information is necessary to enable the perfection or the maintenance of the perfection and priority of the Administrative Agent’s security interest in the Collateral of the Borrower, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Opco Revolving Facility Documentation. Together with the delivery of the Compliance Certificate for each Fiscal Quarter, (i) a copy of the credit agreement, loan agreement or similar agreement governing any Opco Revolving Facility and/or any refinancing, renewal, refunding or replacement thereof incurred in reliance on Section 6.01(x), in each case, that is executed during such Fiscal Quarter and (ii) any material (in the good faith determination of the Borrower) amendment to any such credit agreement, loan agreement or similar agreement (excluding, for the avoidance of doubt, any joinder or similar agreement), in each case, that is executed during such Fiscal Quarter.

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Public Company Transaction, all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(l) Other Information. Such other reports and information (financial or otherwise) as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request from time to time regarding the financial condition or business of the Borrower and/or its Subsidiaries; provided, however, that none of the Borrower nor any of its Subsidiaries shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any of its Subsidiaries owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that the Borrower and/or any of its Subsidiaries does not provide any such information in reliance on this clause, the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligation, and without waiving such privilege, as applicable, such information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 9.01(b); provided, that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01(b) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are electronically mailed to an address provided by the Administrative Agent; or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above with respect to information filed by the Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports described in Sections 5.01(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may instead be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of, or, in the case of Section 5.01(h), information regarding, any Parent Company or (B) any Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided, that, with respect to each of clauses (A) and (B), (i) to the extent (1) such financial statements relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a Subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Borrower and its Subsidiaries) or (II) there are material differences between the financial statements of such Parent Company and its consolidated Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of a “Big Four” accounting firm or another independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other similar Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that neither the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03 Payment of Taxes. The Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall, subject to Section 5.15 hereof, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) (A) to the extent available from the relevant insurance carrier in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender loss payee thereunder and (B) to the extent available from the relevant insurance carrier after submission of a request by the Borrower to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided, that the Borrower and/or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided, that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) (acting at the direction of the Required Lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its

Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower and/or any of its Subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided, further, that in the event that the Borrower and/or any of its Subsidiaries does not provide any such information in reliance on this clause, the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligation, and without waiving such privilege, as applicable, such information.

Section 5.07 Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws (which, for the avoidance of doubt, shall include any consent, decree or order issued by the U.S. EPA or any other relevant Governmental Authority with respect to the Stormwater Matters that is applicable to the Borrower and/or its Subsidiaries)), except to the extent the failure of the Borrower or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided, that the requirements set forth in this Section 5.08, as they pertain to compliance by any Non-U.S. Subsidiary with OFAC, the USA PATRIOT Act and the FCPA are subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction.

Section 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will make available to the Administrative Agent (for distribution to the Lenders) as soon as practicable following the sending or receipt thereof by a Responsible Officer of the Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Subsidiaries to any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (D) subject to the limitations set forth in the proviso to Section 5.01(l), such other documents and information as from time to time may be reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Odyssey Acquisition Agreement. The Borrower shall (and shall use commercially reasonable efforts to cause the Parent to) procure (a) enforcement by the Parent and/or the Opco, as applicable, of the indemnification obligations of the Seller Parties under the Odyssey Acquisition Agreement and (b) the compliance in all material respects of each of the Parent and the OpCo, as applicable, with all other terms of the Odyssey Acquisition Agreement.

Section 5.11 Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans solely to consummate the Restatement Date Transactions pursuant to the terms and conditions of this Agreement.

Section 5.12 Covenant to Provide Security.

(a) [Reserved].

(b) Within 90 days after the acquisition by the Borrower of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree), the Borrower shall comply with the requirements set forth in clause (b) of the definition of “Collateral Requirement”.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets (in connection with assets acquired after the Restatement Date), and each Lender hereby consents to any such extension of time;

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents;

(iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than control of pledged Capital Stock of Intermediate Holdings and any other directly held Subsidiary of the Borrower (together, in the event such Capital Stock of Intermediate Holdings or such other directly held Subsidiary of the Borrower is certificated, with undated stock or similar powers for such certificate executed in blank by a Responsible Officer of the Borrower) and/or Material Debt Instruments, in each case, to the extent the same otherwise constitute Collateral);

(iv) the Borrower shall not be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) the Borrower will not be required to (A) take any action outside of the U.S. in order to create, record or perfect any security interest in any asset located outside of the U.S., (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than a state within the U.S. or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi) in no event will the Collateral include any Excluded Asset;

(vii) no action shall be required to perfect any Lien with respect to (1) any vehicle or other asset subject to a certificate of title and/or (2) Letter-of-Credit Rights constituting Excluded Assets, in each case, except to the extent that a security interest therein can be perfected by filing a form UCC-1 (or similar) financing statement under the UCC;

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(ix) the Borrower shall not be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law;

(x) the Lenders and the Administrative Agent acknowledge and agree that the Collateral that may be provided by the Borrower may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the secured amount is disproportionate to the cost of such fees, taxes and duties;

(xi) the Secured Parties shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Required Lenders;

(xii) [reserved];

(xiii) the Borrower will not be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which the Borrower is organized (other than with respect to (x) Pledged Stock, the jurisdiction in which Intermediate Holdings is organized, and (y) Material Real Estate Assets owned by the Borrower, the jurisdiction where the property is located); and

(xiv) the Borrower shall not be required, and the Administrative Agent shall not be authorized, to perfect any security interest or Mortgage by means, other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the Borrower’s jurisdiction of organization, (B) filings with the U.S. federal government offices with respect to IP Rights as expressly required by the Security Agreement, (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by the Borrower in Intermediate Holdings and any other directly held Subsidiary of the Borrower, together, if such Capital Stock is certificated, with undated stock or similar powers executed in blank by a Responsible Officer of the Borrower, to the extent required by the Security Agreement or (D) mortgages in respect of Material Real Estate Assets.

Section 5.13 Additional Opco Revolving Facility Repayment Term Loans. In the event that (a) all or a portion of the Indebtedness under the Opco Revolving Facility becomes due and payable prior to the maturity thereof (whether as a result of a notice of acceleration being given by the agent and/or lenders under the Opco Revolving Facility or automatically) or (b) the agent and/or lenders under the Opco Revolving Facility commence enforcement action (it being understood for the avoidance of doubt that delivery of a “notice of default” shall not constitute an enforcement action for this purpose) against the Borrower or any Subsidiary, any Lender shall have the right (which right may be exercised by written notice to the Administrative Agent and the Borrower), in its sole discretion, to provide, and the Borrower shall be obligated to incur, additional Term Loans (“Additional Opco Revolving Facility Repayment Term Loans”) on terms substantially identical to the Initial Term Loans and in an aggregate principal amount necessary to repay in full all Indebtedness under the Opco Revolving Facility (including, if applicable, to cash collateralize any issued and outstanding letters of credit thereunder), together with all interest, fees, premium, expenses and other amounts outstanding thereunder (and terminate the commitments thereunder). Immediately following the incurrence of any Additional Opco Revolving Facility Repayment Term Loans, the proceeds thereof shall be contributed by the Borrower to the applicable Subsidiaries which are borrowers under the Opco Revolving Facility for the immediate payment of all obligations thereunder as described in the immediately preceding sentence. For the avoidance of doubt, the exercise by the Lenders of the right provided under this Section 5.13 shall not constitute a waiver of any Event of Default resulting from the acceleration of the Opco Revolving Facility. The Borrower and the Administrative Agent hereby agree to cooperate in good faith to execute any amendment to this Agreement and other Loan Documents reasonably requested by the Required Lenders in order to facilitate the making of Additional Opco Revolving Facility Repayment Term Loans and the application of the proceeds thereof; provided, that any such amendment is administratively feasible to the Administrative Agent.

Section 5.14 Further Assurances. Promptly upon request of the Administrative Agent (acting at the direction of the Required Lenders) and subject to the limitations described in Section 5.12:

(a) The Borrower will execute and deliver any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages, Intellectual Property Security Agreements and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the Borrower.

(b) The Borrower will (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15 Post-Closing Covenant. The Borrower will satisfy the obligations described on Schedule 5.15, in each case, within the time periods set forth therein with respect to the relevant obligation (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably agree).

Section 5.16 USA PATRIOT Act, FCPA, and Sanctions. The Borrower, its Subsidiaries and their respective directors, officers and employees will remain in compliance in all material respects with the USA PATRIOT Act, the FCPA and Sanctions and, Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (to the extent such agents are acting on behalf of the Borrower and its Subsidiaries) with the USA PATRIOT Act, the FCPA and Sanctions; provided, that compliance with this Section 5.16 by or on behalf of any Non-U.S. Subsidiary is subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary; it being understood and agreed that to the extent that any Non-U.S. Subsidiary is unable to comply with Section 5.16 as a result of the application of this proviso, such Non-U.S. Subsidiary shall instead be required to remain in compliance in all material respects with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loans and any Additional Opco Revolving Facility Repayment Term Loans);

(b) Indebtedness of the Borrower to any Subsidiary and/or of any Subsidiary to the Borrower and/or any other Subsidiary; provided, that in the case of any Indebtedness of any Subsidiary owing to the Borrower, such Indebtedness shall be permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of the Borrower to any Subsidiary must be unsecured and expressly subordinated to the Obligations of the Borrower on terms that are acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably) (including pursuant to an Intercompany Note);

(c) [reserved];

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Subsidiary in respect of Banking Services and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs;

(g) (i) guaranties by the Borrower and/or any Subsidiary of the obligations of suppliers, distributors, resellers, customers, licensees and sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower, any Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 by the Borrower or such Subsidiary, as applicable, or other obligations of the Borrower and/or any Subsidiary not prohibited by this Agreement (and not prohibited to be incurred by the Borrower or such Subsidiary); provided, that in the case of any Guarantee by the Borrower of the obligations of any Subsidiary of the Borrower or of any joint venture, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Borrower and/or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided, that any such Indebtedness in excess of $5,000,000 shall be described on Schedule 6.01;

(j) Surety Bond Indebtedness;

(k) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under incentive (including dealer incentive), supply, distribution, resale, vendor, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Subsidiary with respect to Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $52,850,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Subsidiary or Indebtedness assumed in connection with any acquisition or similar Investment permitted hereunder after the Closing Date; provided, that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $20,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (y), (z), (bb) and/or (ff) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) other than in the case of Refinancing Indebtedness with respect to clauses (i), (j), (m), (n), (u), (x), (y) and/or (bb) (other than Customary Bridge Loans or Customary Term A Loans), such Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has (x) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any prepayment thereof) or (y) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the outstanding Term Loans at such time,

(iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding, to the extent applicable, pricing, fees, premiums, rate floors, optional prepayment, redemption terms or subordination terms and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security), are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenants or other provisions applicable only to periods after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenants or provisions which reflect then-current market terms for the applicable type of Indebtedness or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)),

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (m), (n), (q) (solely as it relates to the Fixed Incremental Amount), (r), (u), (w) (solely as it relates to the Fixed Incremental Amount), (y), (z) (solely as it relates to the Fixed Incremental Amount), (bb) and/or (ff) (solely as it relates to the Fixed Incremental Amount) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause such that the amount available under the relevant clause shall be reduced by the amount of the applicable Refinancing Indebtedness,

(v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Term Loans, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Initial Term Loans on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (1) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole or (2) set forth in any applicable Intercreditor Agreement, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01 (it being understood that any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness), (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (1) such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment, or (2) if such Refinancing Indebtedness is not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)), and (D) as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, and

(vi) in the case of Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided, that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; it being understood and agreed that any such Refinancing Indebtedness that is pari passu with the Initial Term Loans hereunder in right of payment and secured by the Collateral on a pari passu basis with respect to the Secured Obligations hereunder that are secured on a First Priority Lien basis with respect to the Collateral may participate in (x) any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vii);

(q) Indebtedness incurred by the Borrower to finance any acquisition or similar Investment permitted hereunder after the Closing Date in an outstanding principal amount not to exceed in the aggregate (a) the Fixed Incremental Amount plus (b) an additional amount so long as after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred and, in the case of any revolving indebtedness, assuming a full utilization thereof), giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments (such Indebtedness, “Incurred Acquisition Debt”):

(i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the First Lien Leverage Ratio does not exceed 3.40:1.00;

(ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the Secured Leverage Ratio does not exceed 3.90:1.00; or

(iii) if such Indebtedness is unsecured, either (1) the Total Leverage Ratio does not exceed 3.90:1.00 or (2) the Interest Coverage Ratio is not less than 2.25:1.00;

(iv) provided, that:

(A) the MFN Provision shall apply to any Incurred Acquisition Debt that constitutes MFN Indebtedness, and

(B) if such Incurred Acquisition Debt consists of Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof:

(C) (x) the Weighted Average Life to Maturity applicable to such Incurred Acquisition Debt (other than Customary Bridge Loans or Customary Term A Loans) shall not be shorter than the Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such Term Loans) and (y) the final maturity date with respect to such Incurred Acquisition Debt (other than Customary Bridge Loans or Customary Term A Loans) is no earlier than the Latest Maturity Date applicable to any then-existing Term Loan, as applicable, thereof;

(D) subject to clause (1) above, such Incurred Acquisition Debt may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incurred Acquisition Debt, and

(E) such Incurred Acquisition Debt (x) may rank pari passu with or junior to any then-existing Class of Term Loans in right of payment and/or security or may be unsecured; provided, that, to the extent the relevant Incurred Acquisition Debt is secured, it may not be secured by any assets other than the Collateral (other than with respect to proceeds of such Incurred Acquisition Debt that are subject to an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incurred Acquisition Debt) and will be subject to an Acceptable Intercreditor Agreement, and (y) may not be guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Incurred Acquisition Debt proceeds are deposited shall not constitute a guarantee);

(r) Indebtedness of the Borrower in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrower from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than any Cure Amount and/or any Available Excluded Contribution Amount (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of the Borrower and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions (excluding for the avoidance of doubt, the Restatement Date Transactions), any Permitted Acquisition or any other Investment permitted hereby;

(u) Indebtedness of the Borrower and/or any Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $52,500,000 and 65% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that the maximum outstanding principal amount of Indebtedness that may be incurred pursuant to this clause (u) by the Subsidiaries of Intermediate Holdings shall not exceed greater of (x) $28,000,000 and (y) 35% of Consolidated Adjusted EBITDA at any time;

(v) [reserved];

(w) Indebtedness of the Borrower not to exceed (a) the Fixed Incremental Amount plus (b) an additional amount so long as, after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred and, in the case of any revolving indebtedness, assuming a full utilization thereof), giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments (such Indebtedness, “Ratio Debt”):

(i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the First Lien Leverage Ratio does not exceed 3.40:1.00;

(ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a First Priority Lien basis, the Secured Leverage Ratio does not exceed 3.90:1.00; or

(iii) if such Indebtedness is unsecured or is secured by assets of the Borrower that do not constitute Collateral, either (1) the Total Leverage Ratio does not exceed 3.90:1.00 or (2) the Interest Coverage Ratio is not less than 2.25:1.00;

(iv) provided, that:

(A) the MFN Provision shall apply to any Ratio Debt that constitutes MFN Indebtedness, and

(B) if such Ratio Debt consists of Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof:

(C) (x) the Weighted Average Life to Maturity applicable to such Ratio Debt (other than Customary Bridge Loans or Customary Term A Loans) shall not be shorter than the Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment that would otherwise modify the Weighted Average Life to Maturity of such Term Loans) and (y) the final maturity date with respect to such Ratio Debt (other than Customary Bridge Loans or Customary Term A Loans) is no earlier than the Latest Maturity Date applicable to any then-existing Term Loan, as applicable, thereof;

(D) subject to clause (1) above, such Ratio Debt may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Ratio Debt, and

(E) such Ratio Debt (x) may rank pari passu with or junior to any then-existing Class of Term Loans in right of payment and/or security or may be unsecured; provided, that, to the extent the relevant Ratio Debt is secured, it may not be secured by any assets other than the Collateral (other than with respect to proceeds of such Ratio Debt that are subject to an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Ratio Debt) and will be subject to an Acceptable Intercreditor Agreement), and (y) may not be guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Ratio Debt proceeds are deposited shall not constitute a guarantee);

(x) (i) Indebtedness of Intermediate Holdings and/or any Subsidiary thereof in respect of the Revolving Facility and any “Incremental Facility” and/or “Incremental Equivalent Debt” (in each case, or similar term as may be defined in the documentation governing such Revolving Facility) in an aggregate outstanding principal amount that does not exceed the remainder of (1) the greater of (A) $90,000,000 and (B) after the Restatement Date, the lesser of (1) $180,000,000 and (2) 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (2) the aggregate principal amount of Indebtedness then outstanding in reliance on clause (c)(iv) of the definition of “Incremental Cap” and (ii) any refinancing, renewal, refunding, amendment, restatement, amendment and restatement or replacement of any such Revolving Facility so long as the aggregate commitments thereunder do not exceed, without duplication, the amount permitted to be incurred pursuant to clause (i) above, plus (1) the amount of any underwriting discounts, reasonable and customary fees, commissions and expenses (including upfront fees) and (2) any additional amount that is permitted to be incurred by Intermediate Holdings and/or any Subsidiary thereof pursuant to any other provision of Section 6.01 (with any such additional amount incurred in reliance on this clause (2) constituting a utilization of capacity under the relevant other provision of Section 6.01); provided, that prior to the implementation of any such Revolving Facility or any refinancing, renewal, refunding or replacement thereof (if any then-existing letter agreement required by this Section 6.01(x) is not already binding on the lenders under such refinancing, renewal, refunding or replacement), the Borrower shall have used commercially reasonable efforts (in the good faith determination of the Borrower) to facilitate the execution by the lenders under any such Revolving Facility (or the agent therefor) of a letter agreement in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) pursuant to which the Lenders shall have a customary “buyout” right with respect to any outstanding Indebtedness under such Revolving Facility, which “buyout” right would be exercisable in the event that the lenders or agent under such Revolving Facility accelerate the Indebtedness outstanding under such Revolving Facility and/or pursue any enforcement action with respect thereto (any facility implemented in reliance on this clause (x), an “Opco Revolving Facility”);

(y) Indebtedness of the Borrower and/or any Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07(bb)(iii);

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb) Indebtedness of the Borrower in an aggregate outstanding amount up to the amount of Restricted Payments that are permitted at the time of incurrence to be made in reliance on Sections 6.04(a)(iii), (a)(vii) and/or (a)(x);

(cc) Indebtedness of the Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or the swingline lender to support any defaulting lender’s participation in letters of credit issued or swingline loans made under any Opco Revolving Facility;

(dd) Indebtedness of the Borrower or any Subsidiary supported by any letter of credit permitted by this Section 6.01;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) in connection with any Permitted Receivables Facility, Indebtedness incurred in connection with a Permitted Receivables Facility in an aggregate outstanding principal amount not to exceed the greater of $26,000,000 and 32% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(hh) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Subsidiary hereunder.

Section 6.02 Liens. The Borrower shall not create, incur, assume or permit or suffer to exist any Lien with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, in each case, to secure any Indebtedness, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid or (iii) are not required to be paid in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case, which do not secure any Indebtedness and do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 (other than Section 6.07(g)(x)) and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07 (other than Section 6.07(g)(x));

(h) (i) purported Liens evidenced by the filing of UCC financing statements or similar filings relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business, and (ii) Liens arising from precautionary UCC financing statements or similar filings;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding, expropriation proceeding or compulsory purchase order, which are not violated by the current use or occupancy of such real property;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(a), (i), (m), (n), (p), (q), (u), (w), (y), (z), (bb) and (ff) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (provided, that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (k)(y))); provided, that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the lien securing the Indebtedness being refinanced;

(l) Liens existing on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided, that any such Liens securing outstanding Indebtedness in excess of $5,000,000 shall be described on Schedule 6.02; provided, further, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07; provided, that such Liens are limited to the assets subject to such Sale and Lease-Back Transaction and proceeds and products thereof and accessions and/or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided, that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) [reserved];

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(s) Liens on the Collateral securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(q), (w) or (z); provided, that any Lien that is granted in reliance on this clause (s) on the Collateral shall be subject to an Acceptable Intercreditor Agreement;

(t) [reserved];

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $52,500,000 and 65% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, covenants, options, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness for borrowed money;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa) to the extent otherwise restricted, Liens securing obligations incurred in reliance on Section 6.01(j);

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations of the type described in Section 6.01(f) (excluding any Secured Obligations) and/or (ii) obligations of the type described in Section 6.01(s) (excluding any Secured Obligations) in an aggregate principal amount, in the case of this clause (ii), at any time outstanding not to exceed $8,000,000;

(ee) (i) Liens on Capital Stock of joint ventures or non-wholly owned Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly- Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) [reserved];

(ii) [reserved];

(jj) [reserved];

(kk) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(ll) Liens on the Collateral securing Indebtedness incurred in reliance on Section 6.01(bb);

(mm) Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Borrower;

(nn) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held; and

(oo) Liens on assets of the kind described in the definition of Permitted Receivables Facility that arise or may be deemed to arise from Indebtedness incurred pursuant to Section 6.01(ff).

Section 6.03 Liens on Certain Capital Stock. The Borrower shall not permit either of Intermediate Holdings or SOLV Holdings to grant any Lien on the Capital Stock of the Opco or any of its Subsidiaries, in each case, to secure any Indebtedness for borrowed money, other than Indebtedness permitted under Section 6.01(x) and, for the avoidance of doubt, Sections 6.01(f), (j) and/or (s) (and/or any permitted refinancing of the foregoing).

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, (x) the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries, (y) any Management Fees and (z) any reimbursement or indemnification payments pursuant to the Management Consulting Agreement), and/or its Subsidiaries;

(B) for each taxable period (or portion thereof) that the Borrower is treated as a partnership or disregarded entity for U.S. federal income Tax purposes, to make any distributions to any direct or indirect equity owner of the Borrower in an amount not to exceed the product of (x) such equity owners’ allocable share of taxable income of the Borrower for such taxable period (or portion thereof), and (y) the highest effective combined marginal U.S. federal, state and local income Tax rate applicable to an individual resident or corporation (whichever is higher) of New York, New York for such taxable year (taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income Tax purposes (and any applicable limitation thereon));

(C) to pay audit and other accounting and reporting expenses of any Parent Company to the extent such expenses are attributable to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and its Subsidiaries;

(D) for the payment of any insurance premiums that is payable by, or attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries), the Borrower and its Subsidiaries;

(E) to pay (x) any fee and/or expense related to any debt or equity offering, investment or acquisition (whether or not consummated) and/or any expenses of, or indemnification obligations in favor of any trustee, agent, arranger, underwriter or similar role, and (y) after the consummation of an initial public offering or the issuance of public debt Securities, Public Company Costs (but excluding, for the avoidance of doubt, the portion of any such amounts, if any, that are, in the good faith determination of the Borrower, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(F) to finance any Investment permitted under Section 6.06 (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any Subsidiary (but excluding, in any case, (x) the Sponsor, (y) any present employee, director, member of management, officer, manager or consultant of the Sponsor or (z) any former employee, director, member of management, officer, manager or consultant of the Sponsor, which, in the case of this clause (z), shall be solely in respect of such Capital Stock held or acquired by such Person during the period of such Person’s employment with the Sponsor):

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any Subsidiary) in an amount not to exceed, in any Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2021, (x) prior to a Public Company Transaction, the greater of $32,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal

Year and (y) on or after a Public Company Transaction, the greater of $40,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year;

(B) with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Subsidiary); or

(C) with the net proceeds of any key-man life insurance policies;

(iii) the Borrower may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A); provided, that after giving effect to any Restricted Payment made in reliance on this Section 6.04(a)(iii)(A) (x) no Event of Default under Sections 7.01(a), (c) (solely to the extent arising from a breach of Section 6.15(a)), (f) or (g) exists at the time of the declaration thereof and (y) the Total Leverage Ratio, calculated on a Pro Forma Basis, does not exceed (1) to the extent such Restricted Payment is made using the Retained Excess Cash Flow Amount in reliance on clause (a)(ii) of the definition of “Available Amount”, 1.90:1.00 or (2) to the extent such Restricted Payment in made in reliance on any other clause of the definition of “Available Amount” (other than clause (a)(ii)), 2.40:1.00 and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) (minus the aggregate outstanding principal amount of any Indebtedness incurred pursuant to Section 6.01(bb) (solely to the extent incurred pursuant to the reference to Section 6.04(a)(iii) thereunder) and the aggregate principal amount of any Restricted Debt Payments made pursuant to Section 6.04(b)(ix) (solely to the extent incurred pursuant to the reference to Section 6.04(a)(iii) thereunder));

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(vi) the Borrower may make Restricted Payments of equity interests of certain of its Subsidiaries solely to effect the consummation of the Restatement Date Combination;

(vii) following the consummation of the first Public Company Transaction, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed the greater of (A) 6.00% per annum of the net Cash proceeds received by or contributed to the Borrower from such Public Company Transaction and (B) 7.00% per annum of Market Capitalization on the relevant date of determination (minus the aggregate outstanding principal amount of any Indebtedness incurred pursuant to Section 6.01(bb) (in each case, solely to the extent incurred pursuant to the reference to Section 6.04(a)(vii) thereunder) and minus the aggregate principal amount of any Restricted Debt Payments made pursuant to Section 6.04(b)(ix) (solely to the extent incurred pursuant to the reference to Section 6.04(a)(vii) thereunder);

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of any Refunding Capital Stock;

(ix) [reserved];

(x) the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $12,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (minus the aggregate outstanding amount of any Indebtedness incurred pursuant to Section 6.01(bb) and/or the aggregate amount of any Restricted Debt Payments made in reliance on Section 6.04(b)(iv) (in each case, solely to the extent incurred pursuant to the reference to Section 6.04(a)(x) thereunder)) so long as no Event of Default under Section 7.01(a), (c) (solely to the extent arising from a breach of Section 6.15(a)), (f) or (g) exists at the time of the declaration of such Restricted Payment or would result therefrom;

(xi) the Borrower may make Restricted Payments so long as (i) no Event of Default under Section 7.01(a), (f) or (g) exists at the time of the declaration of such Restricted Payment or would result therefrom and (ii) the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.40:1.00; and/or

(xii) the Borrower may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Borrower or the Capital Stock of any Parent Company.

(b) The Borrower shall not make any prepayment in Cash in respect of principal of any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 and/or refinancing Indebtedness permitted by Section 6.01(x);

(ii) as part of an applicable high yield discount obligation catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments of principal with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $13,000,000 and 16% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (B) at the election of the Borrower, the amount of any Restricted Payments then permitted to be made by the Borrower in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make a Restricted Debt Payment shall result in a reduction in availability under Section 6.04(a)(x)), so long as no Event of Default under Sections 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment or would result therefrom;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and/or the Capital Stock of any Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A); provided, that after giving effect to any Restricted Debt Payment made in reliance on this Section 6.04(b)(vi)(A), (x) no Event of Default under Sections 7.01(a), (f) or (g) exists at the time of the declaration thereof and (y) the Total Leverage Ratio, calculated on a Pro Forma Basis, does not exceed (1) to the extent such Restricted Debt Payment is made using the Retained Excess Cash Flow Amount in reliance on clause (a)(ii) of the definition of “Available Amount”, 1.90:1.00 or (2) to the extent such Restricted Payment in made in reliance on any other clause of the definition of “Available Amount” (other than clause (a)(ii)), 2.65:1.00 and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B);

(vii) Restricted Debt Payments in an unlimited amount; provided, that (A) no Event of Default under Section 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment or would result therefrom and (B) the Total Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.40:1.00;

(viii) mandatory prepayments of Restricted Debt (and related payments of interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(viii) shall not increase the amount available under clause (a)(viii) of the definition of “Available Amount” to the extent so applied); and/or

(ix) Restricted Debt Payments in an aggregate amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Section 6.04(a)(iii) and/or Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ix) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(vii)).

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document, in any agreement with respect to any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Borrower shall not enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower, (y) any Subsidiary to make cash loans or advances to the Borrower or (z) the Borrower to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable Requirement of Law), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Subsidiary permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (c), (m), (q), (r), (u), (w), (x), (y), (bb) and/or (ff) of Section 6.01), (q), (r), (u), (w), (x), (y), (bb) and/or (ff) of Section 6.01;

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f) (i) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis and/or (ii) set forth in the documentation governing any Surety Bond Indebtedness;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) (i) on Cash, other deposits, working capital or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist and/or (ii) applicable solely to one or more Project Development Subsidiaries;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement or arrangement relating to any Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower and/or any Subsidiary to Dispose of or encumber the assets subject thereto; and/or

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person, except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) Investments:

(i) existing on the Closing Date in the Borrower or in any Subsidiary, and/or

(ii) made after the Closing Date among the Borrower and/or one or more Subsidiaries;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower and/or any Subsidiary;

(d) Investments in any joint venture and/or non-Wholly-Owned Subsidiary in an aggregate outstanding amount not to exceed the greater of $28,000,000;

(e) Permitted Acquisitions;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date; provided, that any such Investments in excess of $5,000,000 shall be described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its Subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed the greater of $5,000,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries)), the Borrower and/or any Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case, as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions (including, for the avoidance of doubt, the Restatement Date Transactions);

(q) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) (A) the greater of $56,500,000 and 70% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower or any Subsidiary in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make an Investment shall result in a reduction in availability under Section 6.04(a)(x)), plus (C) at the election of the Borrower, the amount of Restricted Debt Payments then permitted to be made by the Borrower or any Subsidiary in reliance on Section 6.04(b)(iv)(A) (it being understood that any amount utilized under this clause (C) to make an Investment shall result in a reduction in availability under Section 6.04(b)(iv)(A)), plus

(ii) in the event that (A) the Borrower or any of its Subsidiaries makes any Investment in reliance on Section 6.06(d), Section 6.06(q)(i), Section 6.06(r), Section 6.06(ee) and/or Section 6.06(gg) after the Closing Date in any Person that is not a Subsidiary and (B) such Person subsequently becomes a Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Subsidiary;

(r) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) [reserved];

(v) Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided, that, after giving effect to any such reorganization, restructuring or activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) [reserved];

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, its Subsidiaries and/or any joint venture;

(aa) Investments in the Borrower, any Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio does not exceed 2.65:1.00;

(cc) [reserved];

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights (i) pursuant to joint marketing or joint development arrangements with other Persons or (ii) in the ordinary course of business;

(ee) Investments in an aggregate outstanding amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ee) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(vii));

(ff) loans and advances to any Parent Company not in excess of the amount of (after giving effect to any other loan, advance or Restricted Payment in respect thereof) Restricted Payments that are permitted to be made to such Parent Company in accordance with Section 6.04(a)(i), such Investment being treated for purposes of the applicable provision of Section 6.04(a), including any limitation, as a Restricted Payment made pursuant to such clause;

(gg) Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $28,000,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; and

(hh) Investments in connection with any Permitted Receivables Facility.

Section 6.07 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets (including, in each case, pursuant to a Division) outside the ordinary course of business having a fair market value in excess of $10,000,000 in a single transaction or a series of related transactions, except:

(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary; provided, that in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner satisfactory to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably), (3) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent (for distribution to each Lender) at least five Business Days prior to the effectiveness thereof, (4) the Borrower shall have delivered to the Administrative Agent (for distribution to each Lender) all documentation and other information requested by the Administrative Agent or any Lender with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than three Business Days prior to the date of such effectiveness (or such later date as may be reasonably agreed by the Administrative Agent, acting at the direction of the Required Lenders) and (5) except as the Administrative Agent (acting at the direction of the Required Lenders) may otherwise agree, the Successor Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) customary opinions of counsel (in a form reasonably satisfactory to the Required Lenders) with respect to the capacity of the Successor Borrower and perfection of security interests in the Collateral owned by the Successor Borrower; it being understood and agreed that if the foregoing conditions under clauses (1) through (5) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by the Borrower shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders (taken as a whole) and the Borrower or any of its Subsidiaries receives the assets (if any) of the relevant dissolved or liquidated Subsidiary; provided that, that in the case of any liquidation or dissolution of any Subsidiary that results in a distribution of assets to any other Subsidiary, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof) (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 and/or any DevCo Acquisition, and (iii) the conversion of the Borrower (so long as in the case of any conversion of the Borrower that results in the Borrower being a new Person, the Borrower has delivered to the Administrative Agent (for distribution to each Lender) (x) written notice of such conversion at least five Business Days prior to the effectiveness thereof and (y) all documentation requested by the Administrative Agent or any Lender with respect to the Person that will be the Borrower after giving effect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than three Business Days prior to the date of such conversion (or such later date as may be reasonably agreed by the Administrative Agent (acting at the direction of the Required Lenders)) or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Collateral, if any;

(d) (i) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h) Dispositions for fair market value; provided, that with respect to any such Disposition with a purchase price in excess of the greater of $12,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided, that for purposes of the 75% Cash consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower and/or any Subsidiary) of the Borrower and/or any Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which the Borrower and/or its applicable Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iii) any Security received by the Borrower and/or any Subsidiary from such transferee that is converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (iv) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $12,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (A) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) exists and (B) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and/or its Subsidiaries, (ii) which relate to closed facilities or the discontinuation of any product line or (iii) which, in the reasonable judgment of the Borrower are (A) no longer useful in its business (or in the business of any Subsidiary of the Borrower) or (B) no longer economical to maintain in light of the use of the IP Rights or other rights leased, subleased, licensed or sublicensed thereunder;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions (including, for the avoidance of doubt, the Restatement Date Transactions);

(q) Dispositions of non-core assets acquired in connection with any acquisition permitted hereunder and sales of Real Estate Assets acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower and/or any of its Subsidiaries or any of their respective businesses; provided, that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided, that upon the consummation of any such exchange or swap by the Borrower, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) Dispositions of assets of the Borrower that do not constitute Collateral for fair market value; provided, that the Net Proceeds of any such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software, intellectual property or IP Rights of the Borrower or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations, failures to maintain or lapses of any technology, software, intellectual property or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any intellectual property or IP Rights, which, in the reasonable judgment of the Borrower, are not material to the conduct of the business of the Borrower and/or any of its Subsidiaries, or are no longer economical to maintain in light of its use;

(u) Dispositions in connection with the terminations or unwinds of Derivative Transactions;

(v) any DevCo Disposition;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions);

(y) any merger, consolidation, amalgamation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any U.S. Subsidiary in another jurisdiction in the U.S. and/or (ii) any Non-U.S. Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) Dispositions involving assets having a fair market value of not more than the greater of $12,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2021, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year;

(bb) (i) Dispositions of receivables in connection with any Permitted Receivables Facility, (ii) Equipment Sale and Leaseback Transactions and (iii) other Sale and Lease-Back Transactions; provided, that in the case of this clause (iii), the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of $12,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; and

(cc) any Disposition of property or assets, if the acquisition of such property or assets was financed with an Available Excluded Contribution Amount.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Section 8.09 hereof; provided, that in connection with any such requested action, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and the Administrative Agent is authorized or permitted to take the actions requested by the Borrower to effect the release of Liens contemplated herein. For purposes of this Section 6.07, any determination of fair market value shall be made by the Borrower in good faith at its election either (1) at the time of the execution of the definitive agreement governing such Disposition or (2) the date on which such Disposition is consummated.

Section 6.08 Stormwater Matters. The Borrower shall not, and shall ensure that none of its Subsidiaries or Parent, enter into any material amendment or otherwise materially modify any provisions of the Odyssey Acquisition Agreement to the extent such amendments or modifications are related to the Stormwater Matters, without the prior written consent from the Required Lenders.

Section 6.09 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments by the Borrower and/or any of its Subsidiaries in excess of $5,000,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided, that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower and/or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, severance arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (y), (z) and (aa) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) (i) transactions pursuant to the Management Consulting Agreement (or any replacement of all or any one of them on substantially similar terms), including the reasonable reimbursement of out-of-pocket expenses and not internal costs of the Investors and indemnification payments arising from services provided thereunder, (ii) so long as (x) no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom and (y) no Event of Default arising from a breach of Article 6 that has not been cured or waived then exists, the payment of management, monitoring, consulting, advisory and similar fees to any Investor pursuant to the Management Consulting Agreement up to an amount not to exceed $3,000,000 per Fiscal Year; provided, that such fees may be accrued during such Event of Default and may be paid when such Event of Default has been cured or waived and (iii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (ii) and (iii) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions (including, for the avoidance of doubt, the Restatement Date Transactions), including the payment of Transaction Costs;

(h) ordinary course compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) [reserved];

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower and/or its Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) any intercompany loans made by the Borrower to any Subsidiary;

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and/or

(p) any transaction that is approved by the majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith.

Section 6.10 Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent (acting at the direction of the Required Lenders) may consent.

Section 6.11 Amendments or Waivers of Organizational Documents. The Borrower shall not amend or modify its Organizational Documents in a manner that is materially adverse to the Lenders (in their capacities as such), taken as a whole, without obtaining the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders); provided, that, for purposes of clarity, it is understood and agreed that the Borrower may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.

Section 6.12 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the subordination terms of any Restricted Debt (or the subordination terms of the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Acceptable Intercreditor Agreement or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13 Fiscal Year. The Borrower shall not change its Fiscal Year-end to a date other than December 31; provided, that the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.14 Passive Holding Company. The Borrower shall not, and shall cause each of Intermediate Holdings and SOLV Holdings to not, own any operating assets or engage in any material operating activities; provided, that for the avoidance of doubt, the following activities shall in all cases be permitted:

(a) owning, directly or indirectly, the Capital Stock of their respective Subsidiaries;

(b) entry into, and the performance of its obligations with respect to the Loan Documents and/or any other Indebtedness permitted by Section 6.01 and any documentation relating to the foregoing and/or any permitted refinancing of the foregoing, including, in the case of Intermediate Holdings or SOLV Holdings, any Surety Bond Indebtedness and/or any Opco Revolving Facility;

(c) (i) the consummation of the Transactions (including the consummation of the Restatement Date Transactions) and entry into and performance of its obligations related thereto (including in connection with the Restatement Date Combination), (ii) transactions permitted under Section 6.04 and/or Section 6.07 and (iii) Permitted Liens that do not, in the good faith determination of the Borrower, relate to operating activities (other than, in the case of Intermediate Holdings or SOLV Holdings, with respect to any Surety Bond Indebtedness);

(d) the issuance of its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Capital Stock);

(e) the payment of dividends and distributions, the making of contributions to the capital of its subsidiaries and guarantees of Indebtedness and/or other obligations permitted to be incurred hereunder by their respective Subsidiaries, in each case, to the extent otherwise permitted hereunder;

(f) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its subsidiaries);

(g) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock (other than Disqualified Capital Stock) including converting into another type of legal entity to the extent otherwise permitted hereunder;

(h) holding director and equityholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law;

(i) the participation in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower, including compliance with applicable Requirements of Law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(j) the holding of any cash and Cash Equivalents, other than as permitted under clause (k) below;

(k) the holding of any other property received by it as a distribution from any of its subsidiaries or contributions from its Parent Companies and the making of further contributions, loans and/or distributions of or with such property to the extent otherwise permitted hereunder;

(l) the entry into and performance of its obligations with respect to contracts relating to activities otherwise permitted by this Section 6.14, including the providing of indemnification to officers, managers, directors and employees;

(m) the filing of Tax reports and paying Taxes (including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution or pursuant to Section 6.04(a)(i)(B)) and other customary obligations related thereto in the ordinary course (and contesting any Taxes);

(n) the preparation of reports to Governmental Authorities and to its equityholders;

(o) the making of Investments in its subsidiaries to the extent otherwise permitted by this Agreement;

(p) the performance of obligations under and compliance with its Organizational Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Requirement of Law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries;

(q) in the case of Intermediate Holdings or SOLV Holdings, participating in any surety bond program that is permitted or not otherwise prohibited by this Agreement; and/or

(r) any activities incidental to any of the foregoing and, in the case of Intermediate Holdings or SOLV Holdings, any other activities expressly permitted under any Opco Revolving Facility.

Section 6.15 Financial Covenant.

(a) Total Leverage Ratio. On the last day of any Test Period ending after the Restatement Date, the Borrower shall not permit the Total Leverage Ratio to be greater than 6.50:1.00.

(b) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the failure by the Borrower to comply with Section 6.15(a) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock or other equity (such other equity to be on terms acceptable to the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably)) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after receipt of the Cure Amount and after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (it being understood that, subject to clause (iii), the Cure Right may be exercised in consecutive Fiscal Quarters) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of calculating Consolidated Adjusted EBITDA, the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a), (iv) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.15(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for purposes of determining whether any financial ratio-based condition to the availability of, or “grower basket” in, any carve-out set forth in Article 6 of this Agreement has been satisfied during each Fiscal Quarter in which the pro forma adjustment applies (and, for the avoidance of doubt, in no event shall the amount of any Cure Amount be included in Consolidated Adjusted EBITDA).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any premium, fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any item of third party Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof (other than Indebtedness referred to in clause (a) above) with an individual outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) any item of third party Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof with an individual outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by the Borrower or any Subsidiary), in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (other than any event of default under the documentation governing any Opco Revolving Facility Indebtedness (or any refinancing or replacement thereof), except in respect of the failure to pay on the maturity date thereof any principal of or interest on or any other amount payable in respect of the Opco Revolving Facility Indebtedness, unless an acceleration (and termination of commitments) thereunder has occurred); provided, that (1) clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (2) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 and (3) it is understood and agreed that clause (ii) of this paragraph (b) shall not apply to any breach of the documentation governing any Surety Bond Indebtedness, unless an acceleration of Surety Bond Indebtedness with an individual principal amount in excess of the Threshold Amount has occurred as a result thereof; or

(c) Breach of Certain Covenants. Failure of the Borrower, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; it being understood and agreed that (i) any breach of Section 6.15(a) is subject to cure as provided in Section 6.15(b), and (ii) no Event of Default may arise under Section 6.15(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (unless the Cure Right has previously been exercised five times over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by the Borrower in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made (subject, in the case of any representation, warranty or certification that is capable of being cured, to a grace period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent); it being understood and agreed that any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or

(e) Other Defaults under Loan Documents. Default by the Borrower in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent (acting at the direction of the Required Lenders); or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against the Borrower under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Borrower, or over all or a material part of its property; or the involuntary appointment of an interim receiver, receiver, receiver and manager trustee or other custodian of the Borrower for all or a material part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower of an order for relief, the commencement by the Borrower of a voluntary case under any Debtor Relief Law, or the consent by the Borrower to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of its property; (ii) the making by the Borrower of a general assignment for the benefit of creditors; or (iii) the admission by the Borrower in writing of its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, by self- insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which has resulted or would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) Collateral consisting of Material Real Estate Assets to the extent that the relevant losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (B) solely by reason of (w) such perfection not being required pursuant to the Collateral Requirement, the Collateral Documents, this Agreement or otherwise, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (ii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, the Borrower shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement and/or maintain possession of any physical Collateral shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by the Borrower that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt in an amount in excess of the Threshold Amount or any such subordination provision being invalidated by a court of competent jurisdiction in a final non- appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) Stormwater Matters. The Borrower or any of its Affiliates or Subsidiaries (including any Affiliate that operates the SRE Business and SOLV) is charged with, or receives a notice of intent to be charged with, criminal liability with respect to the Stormwater Matters by the U.S. EPA or other relevant and competent Governmental Authority, which charge or notice remains unwithdrawn, undischarged or unvacated, unstayed pending appeal, in each case, for a period of 90 consecutive days following the Borrower’s receipt of a written notice of the same from the Administrative Agent (acting at the direction of the Required Lenders) (such period, the “Stormwater Liability Grace Period”); provided, that, during the Stormwater Liability Grace Period and notwithstanding to the contrary in this Agreement, the Borrower may prepay any Loans without any prepayment premium, penalty or similar fees or charges;

then, and in every such event (other than (x) an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent (at the request of the Required Lenders) shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all premium, fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all premium, fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without further action of the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained herein, solely upon the acceleration of the Credit Facility and acting at the direction of the Required Lenders, the Administrative Agent may exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. For the avoidance of doubt, it is understood and agreed that each payment of the Loans following an acceleration of all or any portion of the Obligations pursuant to this Section 7.01 (including by operation of the proviso set forth in the immediately preceding sentence) prior to the second anniversary of the Restatement Date, in each case, shall be accompanied by a cash payment equal to the prepayment premium that would otherwise apply in the case of a prepayment on such date pursuant to Section 2.12(c).

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints WTNA (or any successor appointed pursuant hereto) as Administrative Agent and authorizes and directs the Administrative Agent to take such actions on its behalf, including execution of this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, including without limitation any requirement of the Administrative Agent (including when acting as “collateral agent”) to release Collateral to the extent requested by the First Lien Collateral Agent (as defined in the First Lien Intercreditor Agreement) under the First Lien Intercreditor Agreement, and the Administrative Agent (including when acting as “collateral agent”) shall incur no liability for acting in accordance with the First Lien Intercreditor Agreement and each other Loan Document. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 8 and Article 9, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by the Administrative Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as the Administrative Agent in each of its capacities hereunder and in each of its capacities under any Loan Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.

Section 8.02 Rights as a Lender. Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary power or permissive rights, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as is expressly required pursuant to this Agreement); provided, that the Administrative Agent shall be fully justified in failing or refusing to take such actions if it is not indemnified to its satisfaction by such Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action and in no event shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. For the avoidance of doubt and without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent hereunder (including without limitation this Article 8) or under any other Loan Document, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent”, and phrases of similar import that authorize or permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Required Lenders (or, solely to the extent expressly required pursuant to this Agreement or any other Loan Documents, the Required Lenders or such other number or percentage of Lenders expressly specified therein) to take such action or exercise such rights;

(c) notwithstanding anything contained herein to the contrary, in no event shall the Administrative Agent be responsible for determining whether BXCI (or its Affiliates or Approved Funds) (or any other number, group or percentage of the Lenders (including a group constituting the Required Lenders)) are acting reasonably in connection with any direction to the Administrative Agent or any determination, consent or request under this Agreement or the other Loan Documents nor shall the Administrative Agent have any liability to the Borrower or any Lender in the event that it is subsequently determined that any Lender or group of Lender did not act reasonably in connection with any direction to the Administrative Agent or determination, consent or request under this Agreement or the other Loan Documents;

(d) shall not be required to expend or risk its own funds in the performance of any of its duties or in the exercise of any of its rights or powers hereunder;

(e) shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document, whether or not an original or a copy of such agreement has been provided to the Administrative Agent;

(f) except for notices, reports and other documents received by the Administrative Agent pursuant to the Loan Documents and requested by any Lender, shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition of creditworthiness of the Borrower or its Affiliates that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(g) shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as is expressly required pursuant to this Agreement or any other Loan Document), in connection with its duties expressly set forth herein or in any other Loan Document;

(h) shall not be liable in the absence of its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein;

(i) shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; and

(j) shall not be deemed to have knowledge of any Default or Event of Default or the occurrence of any other event or fact unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and, notwithstanding anything herein or in any Loan Document to the contrary, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of (or monitor the performance or any action of the Borrower, the Lenders or any other Person of, or in connection with) any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, (vii) any property, book or record of the Borrower or any Affiliate thereof or (viii) compliance by Affiliated Lenders and Defaulting Lenders with the terms hereof relating to Affiliated Lenders and Defaulting Lenders.

Section 8.04 Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that:

(a) No Secured Party (other than the Administrative Agent in accordance with the provisions of the Loan Documents) shall have any right individually to realize upon any of the Collateral; it being understood (i) that any right to realize upon the Collateral pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent (acting at the direction of the Required Lenders) on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties (either directly or through one or more acquisition vehicles), upon directions from the Required Lenders, shall be entitled (acting at the direction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply all or any portion of the Obligations (other than Obligations owing to the Administrative Agent) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition and (B) any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;

(b) [reserved]; and

(c) Each Secured Party agrees that the Administrative Agent (acting at the direction of the Required Lenders) may (either directly or through one or more acquisition vehicles), but is under no obligation to, credit bid all or any part of the Secured Obligations (other than the Secured Obligations owing to the Administrative Agent) or to purchase or retain or acquire any portion of the Collateral; provided, that, in connection with any such credit bid or purchase, the Secured Obligations (other than the Secured Obligations owing to the Administrative Agent) owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

Each Secured Party whose Secured Obligations are credit bid under the immediately preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

Section 8.05 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Administrative Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no obligation or responsibility to determine compliance with and shall have no liability with respect to any amendment effected pursuant to, Sections 2.22, 2.23 or 5.13 of this Agreement.

(a) Blackstone Alternative Credit Advisors shall deliver a notice (which may be made via email by it or its counsel) on the Restatement Date (upon which the Administrative Agent may conclusively rely) confirming that it is a Lender and setting forth the name of each of its Affiliates, as well as funds or accounts managed, advised or sub-advised by it, that are Lenders, for purpose of determining the Lenders constituting “BXCI”; provided, however, that from time to time, Blackstone Alternative Credit Advisors may, by delivering to the Administrative Agent an updated notice (which may be made via email by Blackstone Alternative Credit Advisors or its counsel), change the information previously provided by it pursuant to this Section 8.05(b), but the Administrative Agent shall be entitled to conclusively rely on the then current notice until receipt of a superseding notice.

(b) Each Lender acknowledges and agrees that, each Lender that is a Required Lender shall have no obligation or duty to any other Lender, or to consider or take into account the interest of any other Lender, in exercising any of its or their rights, rights to direct, request, determine and consent or any other rights as a Required Lender under this Agreement and any other Loan Document and neither the Administrative Agent nor any of the Required Lenders shall be liable to any other Lender for any action taken by it or them or at the direction, request, consent or determination of the Required Lenders or any failure by it or them to act or to direct, request, consent or determine that an action be taken, without regard to whether such action or inaction benefits or adversely affects any other Lender, the Borrower, or any other Person.

Section 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the acts or omissions of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.07 Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders and the Borrower; provided, that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period (or such earlier day as shall be agreed by the Required Lenders) (“Resignation Effective Date”). At the election of (x) the Required Lenders, at any time, (y) the Borrower, if the Administrative Agent is a

Defaulting Lender or an Affiliate of a Defaulting Lender, or (z) the Borrower, with the prior consent of the Required Lenders, if the Administrative Agent is no longer able to administer the Credit Facility, the Required Lenders or the Borrower, as applicable, may, upon ten days’ notice, remove the Administrative Agent; provided, that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period (or such earlier day as shall be agreed by the Required Lenders) (“Removal Effective Date”). Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having, in the case of a commercial bank, combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph on the Resignation Effective Date or the Removal Effective Date, as the case may be. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent and other rights that expressly survive the Administrative Agent’s resignation or replacement), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent. Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent under this Agreement and the other Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act; provided, that the Administrative Agent shall promptly notify the Lenders and the Borrower of any such conversion, sale, merger, consolidation or transfer and cooperate with any filing or other step reasonably requested by the Required Lenders to maintain or preserve their liens on the Collateral.

Section 8.08 Non-Reliance on Administrative Agent and the other Lenders. Each Lender expressly acknowledges that the Administrative Agent has made no representation or warranty to it, and that no act by the Administrative Agent hereafter taken including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.

Section 8.09 Collateral and Guaranty Matters. Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents, (iii) that does not constitute (or ceases to constitute) Collateral or (iv) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders if required by Section 9.02) in accordance with Section 9.02;

(b) [reserved];

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(r), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of 6.02(dd)(ii), to the extent the relevant Lien covers Cash or Cash Equivalents posted to secure the relevant obligation), 6.02(ee), 6.02(ff) and/or 6.02(gg) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by the above referenced sections to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment to any Acceptable Intercreditor Agreement) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens permitted hereunder, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders (or all Lenders, if required by Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Borrower from its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer (and the Lenders hereby authorize the Administrative Agent to conclusively rely on such certificate) certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and the applicable Loan Documents and the execution by the Administrative Agent of any release or subordination documents related thereto is authorized or permitted by the terms of this Agreement and the applicable Loan Documents.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.10 Intercreditor Agreements. The Administrative Agent is authorized by the Lenders and each other Secured Party to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Acceptable Intercreditor Agreement and any other Additional Agreement is binding upon them so long as any such Additional Agreement (other than any Acceptable Intercreditor Agreement of the kind described in clauses (a) or (b) of the definition thereof) is approved by the Required Lenders. Each Lender and each other Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof so long as any such Additional Agreement (other than any Acceptable Intercreditor Agreement of the kind described in clauses (a) or (b) of the definition thereof) is approved by the Required Lenders. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

Section 8.11 Indemnification of Administrative Agent. To the extent that (i) the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03 hereof or (ii) in connection with the preparation, execution and delivery of any amendment, modification or waiver of any provision of any Loan Document, pursuant to Section 9.03(a)(i), the Borrower is not required to reimburse the Administrative Agent, then in each case, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate or Related Party thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate or Related Party thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12 Withholding Taxes. To the extent required by any applicable Requirement of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.13 ERISA Representation of the Lenders.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for the purposes of Title I of ERISA or Section 4975 of the Code) of one or more benefit plans in connection with the Loans, Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.14 Erroneous Payments. If a payment is made by the Administrative Agent (or its Affiliates or Related Parties) in error (whether known to the recipient or not) or if a Lender or another recipient of funds is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Loan Documents, then such Lender or recipient shall forthwith on demand repay to the Administrative Agent the portion of such payment that was made in error (or otherwise not intended (as determined by the Administrative Agent) to be received) in the amount made available by the Administrative Agent (or its Affiliate) to such Lender or recipient, with interest thereon, for each day from and including the date such amount was made available by the Administrative Agent (or its Affiliate) to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and other party hereto waives the discharge for value defense in respect of any such payment.

Section 8.15 Benchmark Replacement. Notwithstanding anything contained in this Agreement to the contrary, the Administrative Agent shall be under no obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Loan Documents, applicable Requirements of Law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Loan Documents are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Loan Document as a result of the unavailability of Term SOFR (or other applicable benchmark interest rate), in each case, as a result of any inability, delay, error or inaccuracy on the part of any other party, including without limitation the Required Lenders or the Borrower, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent shall not have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to Bloomberg (or any successor source) and the Bloomberg or Reuters screen (or any successor source), or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to the Borrower:

AS Renewable Technologies Holdings LLC

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attn: Kevin Penn and Eric Schondorf

Email: kpenn@american-securities.com; eschondorf@american-securities.com with copies to (which shall not constitute notice to the Borrower):

American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attention: Kevin Penn, David Portnoy and Eric L. Schondorf

Email: kpenn@american-securities.com; dportnoy@american-securities.com;

eschondorf@american-securities.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Andrew J. Colao

Email: Andrew.Colao@weil.com

Facsimile: (212) 310-8830

(ii) if to the Administrative Agent, at the address, facsimile number, electronic mail address or telephone number specified for the Administrative Agent on Schedule 9.01(a); and

(iii) if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided, that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent (acting at the direction of the Required Lenders). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

(d) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the U.S. federal securities laws with respect to the Borrower or its securities) (each, a “Public Lender”). At the request of the Administrative Agent, the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, if the Borrower were to become a public reporting company or (B) would not be material with respect to the Borrower, its Subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of the U.S. federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents and (2) any information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including U.S. federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of U.S. federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY RELATED PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES, CLAIMS, LIABILITIES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT FOR DIRECT DAMAGES SOLELY TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (OTHER THAN WITH RESPECT TO THE ADMINISTRATIVE AGENT) MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 or any Extended Term Loans pursuant to Section 2.23 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent (acting at the direction of the Required Lenders));

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in any ratio used in the calculation of the Applicable Rate, if any, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Sections 2.18(b) or (c) of this Agreement or the definition of “Applicable Percentage”, in each case, in a manner that would by its terms alter the sharing of payments or application of proceeds required thereby and, for the avoidance of doubt, any other provision of this Agreement relating to the pro rata sharing of payments in respect of the Credit Facility or the order in which payments are applied to repay the Obligations (in each case, except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02);

(B) no agreement shall:

(1) change any of the provisions of this Section 9.02 (including for the avoidance of doubt, Section 9.02(a) or Section 9.02(b)) or the definition of “Required Lenders” or any other provisions specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender; or

(2) (A) release all or substantially all of the value of the Collateral from the Lien granted pursuant to the Collateral Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender or (B) (I) contractually subordinate the Lien on the Collateral securing the Secured Obligations to any other Indebtedness for borrowed money (other than in connection with (x) any Acceptable Debtor-In-Possession Financing or the use of Collateral in any proceeding under any Debtor Relief Law or (y) any financing with respect to which each Lender is offered a reasonable opportunity to provide such financing on a ratable basis) or (II) expressly contractually subordinate the Loans in right of payment to any other Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof, in each case, without the prior written consent of each Lender; and

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under the applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided, that

(A) the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 (other than Section 6.01(a)) and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 (other than Section 6.02(a)) and plus (2) the amount of any accrued interest, penalty and/or premium (including any tender premium) thereon, any committed but undrawn amount, and/or any underwriting discount, fees (including any upfront fee and/or original issue discount), commission and/or expense associated therewith),

(B) any Class of Replacement Term Loans (other than with respect to any Customary Bridge Loans or Customary Term A Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Term Loans at the time of the relevant refinancing,

(C) any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and may be pari passu with or junior to such Class of Term Loans with respect to the Collateral or unsecured; provided, that any such Class of Replacement Term Loans that is pari passu with or junior to any then-existing Class of Term Loan shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Required Lenders and the Borrower, documented in a separate agreement or agreements,

(D) any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral,

(E) no Class of Replacement Term Loans may be guaranteed by any Person,

(F) any Class of Replacement Term Loans that is pari passu with the Initial Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vii),

(G) any Class of Replacement Term Loans may have pricing (including interest, fees and premiums), subject to preceding clause (F), optional prepayment and redemption terms and, subject to clause (B), an amortization schedule as the Borrower and the lenders providing such Class of Replacement Term Loans may agree and

(H) the other terms and conditions of any Class of Replacement Term Loans (excluding as set forth above) are (1) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (2) on then-current market terms (as reasonably determined by the Borrower) for the applicable type of Indebtedness or (3) reasonably acceptable to the Required Lenders (it being agreed that terms and conditions of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Required Lenders), and

(ii) [reserved];

provided, further, that, in respect of sub-clauses (i) of this clause (c), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent (acting at the direction of the Required Lenders) and the lenders providing the relevant Class of Replacement Term Loans to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may, without the input or consent of any other Lender (other than the relevant Lenders (including Incremental Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 6.10, 6.13 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders).

(iii) if the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders (or 100% in lieu of all Lenders, in each case, to the extent such amendment, waiver or modification would otherwise require such a greater percentage); and

(ix) this Agreement and any other Loan Document may be amended in the manner prescribed in Sections 2.13(g) and/or 2.14(b).

Section 9.03 Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Initial Lender, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Administrative Agent and (y) one firm of outside counsel to all such other Persons, taken as a whole, and, if necessary, of (I) one local counsel to the Administrative Agent in each relevant jurisdiction and (II) one local counsel to all such other Persons, taken as a whole, in any relevant jurisdiction in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower, and except as otherwise provided in a separate writing between the Borrower, each Initial Lender and/or the Administrative Agent) and; (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Initial Lender and the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Administrative Agent and (y) one firm of outside counsel to all such other Persons, taken as a whole and, solely in the case of any actual or perceived conflict of interest, of one additional local counsel to all such affected Persons taken as a whole, and, if necessary, of (I) one local counsel to the Administrative Agent in each relevant jurisdiction and (II) one local counsel to all such other Persons, taken as a whole, in any relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder. Except to the extent required to be paid on the Closing Date and/or the Restatement Date, all amounts due under this Section 9.03(a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Initial Lender, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to (I) the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and its related Indemnitees, taken as a whole, and (II) the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all other Indemnitees taken as a whole, and, if reasonably necessary, (X) one local counsel to the Administrative Agent and its related Indemnitees, taken as a whole, in each relevant jurisdiction and (Y) one local counsel to all other Indemnitees, taken as a whole, in any relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or any Environmental Claim or Environmental Liability related to the Borrower or any of its Subsidiaries, and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of such Indemnitee or, other than with respect to the Administrative Agent or its Related Parties, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s bad faith or material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent acting in its capacity as the Administrative Agent or any of its Related Parties) that does not involve any act or omission of the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this Section 9.03(b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or (other than with respect to the reimbursement and indemnification rights of the Administrative Agent and its Related Parties) any other loss, claim, damage, liability and/or expense incurred in connection therewith, but if any proceeding is settled with the written consent of the Borrower, or if there is a final and non-appealable judgment of a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee, unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability (it being understood that any Indemnitee may reasonably withhold its consent to any settlement that does not comply with this sentence in any material respect).

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, the Borrower and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of Term Loans or Term Commitments (other than any such assignment to a Disqualified Institution or a natural person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required (1) for any assignment of

Loans or Commitments to any Lender or any Affiliate of any Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrower) exists; provided, that notwithstanding the foregoing, the Borrower will be deemed to have reasonably withheld its consent to any assignment to (1) any Person (other than a Bona Fide Debt Fund) that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name and (2) any person that is known to be an Affiliate of a Company Competitor (other than a Bona Fide Debt Fund unless the Borrower has other reasonable grounds on which to withhold its consent) regardless of whether such person is reasonably identifiable as an affiliate of a Company Competitor; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, in the case of Term Loans and Term Commitments, unless the Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent the relevant Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Borrower for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case, without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (1) an Eligible Assignee and (2) that it is not a Disqualified Institution or an Affiliate of any Disqualified Institution and legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or any natural person, the Borrower or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the penultimate paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1) or (2) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(i) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (in its sole discretion), expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the U.S. Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) If any Lender (other than any Lender that is a Regulated Bank), in its capacity as a Lender, enters into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a sole reference obligation (or a reference obligation constituting at least 5.00% of the weight in any bucket of such derivative instruments) (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution, the Borrower shall be entitled to seek specific performance to unwind the applicable Obligations Derivative Instrument at the sole cost and expense of the applicable Lender, but such unwind right shall not extend to Obligations Derivative Instruments that were entered into both (A) on the public side of an information wall and (B) not by or on behalf of such Lender in its capacity as a Lender; provided, further, that, notwithstanding the foregoing, in no event shall Confidential Information be shared with any counterparty to an Obligations Derivatives Instrument that is a Disqualified Institution and each Lender shall be required to comply with the provisions of Section 9.13 in connection with any transactions involving Obligations Derivative Instruments.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment or participation by a Lender (A) to or with any Disqualified Institution or (B) without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), in each case, to any Person, shall not be null and void, but the Borrower may require such Disqualified Institution (upon written notice to the Disqualified Institution) to promptly (and in any event within five Business Days of such written notice) assign, without recourse and in accordance with and subject to the restrictions contained in this Section 9.05, all Loans and Commitments then owned by such Disqualified Institution to another Lender (other than Defaulting Lender) or Eligible Assignee (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that (A) the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained and (B) notwithstanding the foregoing provisions of this Section 9.05(f), any subsequent assignment by any Disqualified Institution (or any other Person to which an assignment or participation was made without the required consent of the Borrower) to an Eligible Assignee that complies with the requirements of Section 9.05(b) will be deemed to be a valid and enforceable assignment for purposes hereof. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent shall make the list of Disqualified Institutions provided to it by the Borrower available to such Lender, and such Lender may provide the list of Disqualified Institutions to any potential assignee or participant or counterparty to any Obligations Derivative Instrument on a confidential basis in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(i) If any assignment or participation under this Section 9.05 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund) without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans, held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.16 if any SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided, that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed (or distributed, as applicable) to the Borrower or any of its Subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by the Borrower, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the majority of Lenders under any Class, each Lender or each affected Lender have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class, each Lender or each affected Lender have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(ii) Notwithstanding anything to the contrary herein, each of the Borrower and the Lenders acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Person, and the Administrative Agent shall have no liabilities with respect to any assignment or participation made to a Disqualified Person. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Term Loans on a pro rata basis and/or (B) through open market purchases, in each case, with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) any Term Loans acquired by the Borrower or any of its Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided, that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed (or distributed, as applicable) to the Borrower or any of its Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Borrower or any of its Subsidiaries, no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) subject to clause (iv) above, the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case, without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Borrower or its representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to the Borrower or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided, that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans and/or Term Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase any Term Loans and/or Term Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided, that the Term Loans and Term Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by the Borrower therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Term Loans and/or Term Commitments held by all Debt Fund Affiliates that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its Subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Term Loans so contributed shall be retired and cancelled immediately upon thereof); provided, that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof or the earlier resignation or replacement of the Administrative Agent, but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and each Intercreditor Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Agency Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Restatement Date, and shall continue in effect thereafter in accordance with their terms. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent (acting at the direction of the Required Lenders), each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the Secured Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) (WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST

SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below) and not publish disclose or otherwise divulge such Confidential Information, except that Confidential Information may be disclosed (a) (I) in the case of BXCI, to its (x) Affiliates operating within the credit-focused business of Blackstone Inc. and the Representatives of any Lender or any Affiliate of a Lender operating within the credit-focused business of Blackstone Inc., (y) financing sources (equity and debt) and other advisors and experts of any Lender or any Affiliate of a Lender operating within the credit- focused business of Blackstone Inc. and (z) Affiliates operating outside the credit-focused business of Blackstone Inc. and the Representatives of any such Affiliate operating outside the direct lending business of Blackstone Inc., which, in the case of clauses (y) and (z), shall be on a “need to know” basis solely in connection with the transactions contemplated hereby (it being understood that reporting to financing sources (equity and debt) in compliance with the underlying contractual obligations (and ordinary course quarterly and annual reporting) shall be deemed on a “need to know” basis), (II) [reserved] and (III) in the case of the Administrative Agent and each other Lender (other than BXCI), to its Affiliates, financing sources (equity and debt) and its and its Affiliates’ respective partners, directors (or equivalent managers), officers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and, in each case of clauses (I) through (III), who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any Lender that is a Disqualified Institution (other than any Affiliate or Representative of the Administrative Agent or any Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital that is a senior employee of the Administrative Agent or such Lender who is required, in accordance with industry regulations or the Administrative Agent’s or the relevant Lender’s internal policies and procedures, to act in a supervisory capacity and the Administrative Agent’s or the relevant Lender’s internal, legal or compliance committee members, so long as such persons do not share any such information with any individual primarily engaged in private equity, venture capital or mezzanine financing activities at the Disqualified Institution itself), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense or prosecution of such legal, judicial or administrative proceeding (including in connection with any enforcement of rights under this Agreement or any other Loan Document), in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement or otherwise pursuant to the terms of this Agreement or any other Loan Document, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require

“click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which the Borrower is a party, (f) with the prior written consent of the Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, (h) to the extent such Confidential Information is received from a third party that is not, to such recipient’s knowledge, subject to confidentiality obligations owing to the Sponsor, Borrower, any Subsidiary or any of their respective Affiliates, (i) to the extent such information was independently developed by the Administrative Agent or Lender and (j) to market data collectors or similar service providers in the lending industry. For purposes of this Section, “Confidential Information” means all information relating to the Borrower and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Borrower and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure. Notwithstanding anything to the contrary contained herein, it is understood and agreed that no Lender nor any of its Affiliates may advertise or promote its role in providing any portion of the Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet; as part of a “case study” incorporated into promotional materials; in the form of a “tombstone” advertisement or otherwise), without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion, or, solely in the case of “case study” incorporated into promotional materials or “tombstone” advertisement, reasonable discretion).

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and has not relied on the Administrative Agent, any Lender or their respective Approved Funds or Affiliates for any advice with respect to such matters and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty arising solely by virtue of the Loan Documents.

Section 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16 USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower, information concerning its direct and indirect holders of its Capital Stock and other Persons exercising Control over it, and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation. The Borrower acknowledges that similar requirements exist under the laws of other jurisdictions. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent. Accordingly, each of the parties agrees to provide to the Administrative Agent upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with Applicable Law.

Section 9.17 [Reserved].

Section 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender obtains possession of any Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.20 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.21 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

Section 9.22 [Reserved].

Section 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S.. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.25 Amendment and Restatement

(i) .

(b) This Agreement does not extinguish, discharge or release the Existing SOLV Obligations outstanding under the Original Credit Agreement and the Loan Documents (as defined in the Original Credit Agreement) entered into in connection with the Original Credit Agreement (collectively, the “Existing SOLV Loan Documents”). Nothing herein contained shall be construed as a substitution or novation of the Existing SOLV Obligations, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. The Borrower hereby confirms and agrees that each Existing SOLV Loan Document to which it is a party is, and shall continue to be (including to the extent any such document is amended, amended and restated, modified, supplemented or reaffirmed in connection herewith on or after the Restatement Date), in full force and effect as amended and restated hereby and is hereby ratified and confirmed in all respects, except that on and after the Restatement Date, all references in any such Existing SOLV Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement.

(c) The Borrower (i) consents to the amendment and restatement of the Original Credit Agreement by this Agreement, (ii) reaffirms all of its obligations owing to the Lenders or any of them under the Existing SOLV Loan Documents, (iii) agrees that, except as expressly amended hereby or by any other amended, amended and restated or reaffirmed Loan Document, each Existing SOLV Loan Document is and shall remain in full force and effect and (iv) understands and agrees that, notwithstanding the terms of this Agreement and the amendment and restatement of the Original Credit Agreement effected hereby, nothing herein shall constitute a waiver of any breach of the terms of the Original Credit Agreement or the other Existing SOLV Loan Documents by the Borrower prior to the Restatement Date.

Section 9.26 Termination of Existing CS Energy Credit Agreement.

(a) On the Restatement Date, each of the Existing CS Energy Lender and the Existing CS Energy Agent hereby acknowledges and agrees that:

(i) all indebtedness of the CS Energy Borrower for loans made and credit extended under the Existing CS Energy Credit Agreement and each other Existing CS Energy Loan Document (other than contingent obligations not then due and payable and that by their terms survive the termination of the Existing CS Energy Credit Agreement or such other Existing CS Energy Loan Document) shall be fully paid and discharged as contemplated in Section 2.07 without any further action;

(ii) all unfunded commitments (if any) to make loans or otherwise extend credit to the CS Energy Borrower under the Existing CS Energy Credit Agreement shall be terminated;

(iii) all of the right, title and interest (including security interests and all other liens) of the Existing CS Energy Agent and the Secured Parties (as defined in the Existing CS Energy Credit Agreement) in and to all of the Collateral (as defined in the Existing CS Energy Credit Agreement), which the CS Energy Borrower granted the Existing CS Energy Agent, for the benefit of the Secured Parties (as defined in the Existing CS Energy Credit Agreement), pursuant to the Existing CS Energy Loan Documents, shall automatically (and without any further action) be released and irrevocably terminated;

(iv) the Existing CS Energy Credit Agreement and all other Existing CS Energy Loan Documents shall automatically terminate (without any further action) and have no further force or effect, except for those provisions that are expressly specified in the Existing CS Energy Credit Agreement or any other Existing CS Energy Loan Document as surviving that respective agreement’s termination or the repayment of the loans and all other amounts payable under the Existing CS Energy Credit Agreement or any other Existing CS Energy Loan Document; and

(v) the Borrower (as successor to the CS Energy Borrower) and its counsel are hereby authorized and directed, without further notice, to deliver documentation evidencing any termination or release of security interests contemplated by this Section 9.26 to any insurance company, insurance broker, bank, landlord, tenant, warehouseman or other Person to reflect (including on public record) the termination and release of all security interests, pledges, liens, assignments or other encumbrances which the CS Energy Borrower has granted to the Existing CS Energy Agent to secure the Secured Obligations (as defined in the Existing CS Energy Credit Agreement), and thereafter any contract, agreement, leasehold mortgage and proceeds and the like executed by any such party in favor of the Existing CS Energy Agent in connection with the transactions contemplated by the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents shall be automatically terminated, without further action of or consent by the Existing CS Energy Agent or any Existing CS Energy Lender.

(b) From and after the Restatement Date, the Existing CS Energy Agent shall have no further obligation, duty, liability or responsibility under the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents or any other agreement executed and/or delivered in connection therewith.

(c) The Existing CS Energy Agent agrees, upon the reasonable request of the Borrower, at any time and from time to time from and after the Restatement Date (and, in each case, at the sole expense of the Borrower), to promptly execute and deliver all such further documents including lien releases, Uniform Commercial Code termination statements and reconveyancing documents) prepared by the Borrower (and in form and substance reasonably satisfactory to the Existing CS Energy Agent, without any representation, warranty or recourse) and to promptly take all such action as may be reasonably requested by the Borrower in order to more effectively confirm or carry out the provisions of this Section 9.26 (including to deliver to the Borrower (as successor to the CS Energy Borrower) or its designee all pledged collateral currently in the possession of the Existing CS Energy Agent with respect to the Existing CS Energy Credit Agreement to an address separately provided by the Borrower or its counsel on or after the Restatement Date. The Existing CS Energy Agent hereby authorizes the Borrower, the Borrower’s counsel or a designee of any of the foregoing (in each case, at the sole expense of the Borrower), on or after the Restatement Date, to file any applicable Uniform Commercial Code termination statement, file any applicable release of security interest in intellectual property collateral, in each case, prepared by the Borrower (and in form and substance reasonably satisfactory to the Existing CS Energy Agent, without any representation, warranty or recourse) and signed, at the reasonably request of the Borrower, by the Existing CS Energy Agent, and file or deliver any control agreement terminations, mortgage releases or other terminations, releases or documents, in each case, prepared by the Borrower (and in form and substance reasonably satisfactory to the Existing CS Energy Agent, without any representation, warranty or recourse) and signed, at the reasonably request of the Borrower, by the Existing CS Energy Agent, to evidence or give effect to the release, termination and discharge of the Existing CS Energy Agent’s security interests in any of the property or assets of the CS Energy Borrower in existence immediately prior to the Restatement Date. The Existing CS Energy Agent shall have no responsibility or obligation to ensure that action taken by it or document signed or authorized by it is in such form as to conform or carry out the provisions of this Section 9.26 or does not otherwise violate the terms of this Agreement, any Loan Documents or any other documents (including any Intercreditor Agreements).

(d) The Borrower acknowledges and agrees that the rights of the Existing CS Energy Agent to reimbursement and indemnification pursuant to the terms of the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents shall survive the termination of the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents described in this Section 9.26 to the extent such survival is expressly provided by the terms of the applicable Existing CS Energy Loan Documents. The Borrower agrees that the Borrower shall be responsible for, and shall reimburse and indemnify the Existing CS Energy Agent and each of its Related Parties (as defined in the Existing CS Energy Credit Agreement) for, any amounts that may be owed to, or in the future may be owing to, the Existing CS Energy Agent or any of its Related Parties (as defined in the Existing CS Energy Credit Agreement) by the CS Energy Borrower pursuant to the terms of the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents that survive the termination thereof.

(e) For the avoidance of doubt, in connection with this Section 9.26, the Existing CS Energy Agent shall be afforded all of the rights, privileges, protections, immunities and benefits afforded to it under the Existing CS Energy Credit Agreement and the other Existing CS Energy Loan Documents that, in each case, pursuant to the express terms set forth in the Existing CS Energy Credit Agreement or the applicable CS Energy Loan Document, survive the repayment of the Existing CS Energy Loans, the occurrence of the Termination Date (as defined in the Existing CS Energy Credit Agreement) or the termination of the Existing CS Energy Credit Agreement. Notwithstanding anything herein to the contrary, the Existing CS Energy Agent shall have no duties under this Agreement except for those expressly set forth in this Section 9.26 and shall not be liable for any actions taken or omitted to be taken by it, solely in its capacity as the Existing CS Energy Agent and not in any other capacity: (i) at the direction of the Borrower, the Existing CS Energy Lenders or the CS Energy Borrower or (b) absent its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction.

(f) The undersigned Existing CS Energy Lenders, constituting 100% of the lenders under the Existing CS Energy Credit Agreement as in effect immediately prior to the occurrence of the Restatement Date, hereby authorize and direct the Existing CS Energy Agent to execute and deliver this Agreement and take such actions as are set forth in this Section 9.26.

(g) The Existing CS Energy Agent is hereby authorized and directed to remit the interest payments described in Section 2.07(b) of this Agreement.

(h) Notwithstanding anything herein (or in any other document, communication or filing relating hereto by any person) to the contrary, WTNA as the Existing CS Energy Agent is authorizing solely to release the Liens granted to it pursuant to the Existing CS Energy Loan Documents in connection with the Existing CS Energy Credit Agreement and not any other Liens or security interests at any time granted by the Borrower or any other Person in favor of WTNA in any other capacity pursuant to any other document that is not an Existing CS Energy Loan Document or in favor of any other Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AS RENEWABLE TECHNOLOGIES HOLDINGS LLC, as the Borrower

By:	/s/ Benjamin Catalano
Name: Benjamin Catalano
Title: Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Existing CS Energy Agent and, solely for purposes of Section 9.26, as Existing CS Energy Agent

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

EMERALD DIRECT LENDING 3 LP,
as an Initial Lender and an Existing CS Energy Lender
By: Blackstone Private Credit Strategies LLC, its investment advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

EMERALD DIRECT LENDING 5 LP,
as an Initial Lender and an Existing CS Energy Lender
By: Blackstone Private Credit Strategies LLC, its investment advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC JADE SUB 1 LLC,
as an Initial Lender and an Existing CS Energy Lender By: BXC Jade Topco 1 LP, its sole member
By: BXC Jade Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC JADE SUB 2 LLC,
as an Initial Lender and an Existing CS Energy Lender By: BXC Jade Topco 2 LP, its sole member
By: BXC Jade Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

BXC JADE SUB 3 LLC,
as an Initial Lender and an Existing CS Energy Lender By: BXC Jade Topco 3 LP, its sole member

By: BXC Jade Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC JADE SUB 4 LLC,
as an Initial Lender and an Existing CS Energy Lender By: BXC Jade Topco 4 LP, its sole member
By: BXC Jade Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GN LOAN FUND LP,
as an Initial Lender and an Existing CS Energy Lender By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

TURQUOISE SPECIAL ACCOUNT (US AV) LP,
as an Initial Lender and as Existing SOLV Lender
By: Blackstone Private Credit Strategies LLC, its investment advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

BLACKSTONE MULTI-ASSET CREDIT HOLDINGS LP,
as an Initial Lender and as Existing SOLV Lender
By: Blackstone Multi-Asset Credit Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE GREEN PRIVATE CREDIT FUND III HOLDCO LP,
as an Initial Lender and as Existing SOLV Lender
By: Blackstone Green Private Credit Associates III LP, its general partner
By: Blackstone Green Private Credit Associates III
(Delaware) LLC, its general partner
By: GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC BGREEN PARALLEL CO-INVEST FUND SE II LP,
as an Initial Lender and as Existing SOLV Lender
By: Blackstone Green Private Credit Associates III LP, its general partner
By: Blackstone Green Private Credit Associates III
(Delaware) LLC, its general partner
By: GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

BLACKSTONE GREEN PRIVATE CREDIT FUND III - E LP,
as an Initial Lender and as Existing SOLV Lender
By: Blackstone Green Private Credit Associates III-E LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-D AIV-1 LP,
as an Initial Lender, Existing CS Energy Lender and as Existing SOLV Lender
By: GSO Energy Partners D-Associates LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-E LP,
as an Initial Lender, Existing CS Energy Lender and as Existing SOLV Lender
By: GSO Energy Partners E-Associates LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ESOF II AIV-1 LP,
as an Initial Lender, Existing CS Energy Lender and as Existing SOLV Lender
By: GSO Energy Select Opportunities Associates II LP, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

GSO ESOF II AIV-4 LP,
as an Initial Lender, Existing CS Energy Lender and as Existing SOLV Lender
By: GSO Energy Select Opportunities Associates II LP, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

QIA FIG GLASS FINCO 1 LIMITED, as an Initial Lender and an Existing CS Energy Lender

By:	/s/ Arthur Dimitry Burrett
Name: Arthur Dimitry Burrett
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]

QIA FIG GLASS FINCO 2 LIMITED, as an Initial Lender and an Existing CS Energy Lender

By:	/s/ Arthur Dimitry Burrett
Name: Arthur Dimitry Burrett
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (A&R HOLDCO)]